     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             ARBINET HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                        7389                       13-3930916
(State or other jurisdiction  (Primary standard industrial         (IRS employer
             of               classification code number)      identification number)
      incorporation or
       organization)

                            ------------------------

                        33 WHITEHALL STREET, 19TH FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 797-9060
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                         ------------------------------

                                ANTHONY L. CRAIG
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             ARBINET HOLDINGS, INC.
                        33 WHITEHALL STREET, 19TH FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 797-9060
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

      WILLIAM F. SCHWITTER, ESQ.                       STEPHEN H. COOPER, ESQ.
 PAUL, HASTINGS, JANOFSKY & WALKER LLP               WEIL, GOTSHAL & MANGES LLP
            399 PARK AVENUE                               767 FIFTH AVENUE
       NEW YORK, NEW YORK 10022                       NEW YORK, NEW YORK 10153
            (212) 318-6000                                 (212) 310-8000

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED        PER SHARE(2)       OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $.001 par value...............      shares (1)                $              $115,000,000            $30,360

(1) Includes shares issuable upon exercise of the underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 10, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                      Shares

                                     [LOGO]

                             Arbinet Holdings, Inc.

                                  Common Stock
                                  -----------

    Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $
and $      per share. We have applied to list our common stock on The Nasdaq
Stock Market's National Market under the symbol "        ."

    We have granted the underwriters an option to purchase a maximum of additional shares to cover over-allotments of shares.

    Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                                                                Underwriting
                                                             Price to          Discounts and         Proceeds to
                                                              Public            Commissions            Arbinet
                                                        ------------------   ------------------   ------------------
Per Share.............................................          $                    $                    $
Total.................................................          $                    $                    $

    Delivery of the shares of common stock will be made on or about            ,
2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                     Robertson Stephens

                                          U.S. Bancorp Piper Jaffray

                 The date of this prospectus is         , 2000.

                               TABLE OF CONTENTS

                                        PAGE
                                      --------
PROSPECTUS SUMMARY..................      1
RISK FACTORS........................      6
FORWARD-LOOKING STATEMENTS..........     16
USE OF PROCEEDS.....................     17
DIVIDEND POLICY.....................     17
CAPITALIZATION......................     18
DILUTION............................     19
SELECTED CONSOLIDATED FINANCIAL
  DATA..............................     21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................     23
BUSINESS............................     30

                                        PAGE
                                      --------
MANAGEMENT..........................     38
CERTAIN RELATIONSHIPS AND
  RELATED PARTY TRANSACTIONS........     46
PRINCIPAL STOCKHOLDERS..............     48
DESCRIPTION OF CAPITAL STOCK........     51
SHARES ELIGIBLE FOR FUTURE SALE.....     55
UNDERWRITING........................     57
NOTICE TO CANADIAN RESIDENTS........     59
LEGAL MATTERS.......................     60
EXPERTS.............................     60
ADDITIONAL INFORMATION..............     60
INDEX TO FINANCIAL STATEMENTS.......    F-1

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                            ------------------------

    This prospectus includes statistical data regarding the telecommunications industry throughout the world as well as commerce between business users of the Internet. We have obtained these statistics from publicly available sources, including:

    - the U.S. Federal Communications Commission;

    - the International Telecommunication Union, a leading international telecommunications standards-setting organization;

    - Gartner Group, an independent information technology research firm; and

    - TeleGeography, Inc., an independent telecommunications industry research firm.

    ALTHOUGH WE BELIEVE THAT THE DATA CITED IN THIS PROSPECTUS IS GENERALLY CORRECT, STATISTICAL INFORMATION IS INHERENTLY IMPRECISE, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON IT.

                            ------------------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL        , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT DOES NOT CONTAIN ALL THE INFORMATION THAT YOU MAY CONSIDER IMPORTANT IN MAKING YOUR INVESTMENT DECISION. THEREFORE, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING IN PARTICULAR THE "RISK FACTORS" SECTION.

                             ARBINET HOLDINGS, INC.

OVERVIEW

    Arbinet has created the only Internet-based business-to-business, or B2B, trading exchange through which telecommunications service providers can buy, sell and deliver to each other network capacity, expressed in minutes of available calling time, for international and domestic long distance voice and fax calls. Our exchange is neutral, favoring neither buyers nor sellers, and allows participants to trade anonymously. Physical delivery of traded capacity is made automatically through our multi-port switch using software that we developed and a process that we patented. We handle all invoicing, collection and payment for trades effected on our exchange, evaluate and assume the risk of the creditworthiness of each buyer and provide continuous monitoring and on-line rating of the service quality of each seller's network. By trading capacity on our on-line exchange, telecommunications service providers can enhance the utilization of their networks, increase their revenues and reduce their operating and administrative costs.

THE GLOBAL TELECOMMUNICATIONS INDUSTRY

    The $877 billion global telecommunications services industry is characterized by rapid growth, fragmentation, operating inefficiencies, high fixed costs, and declining prices and margins. This has resulted from, among other things, global deregulation, the development and deployment of new technologies and declining technology costs. The construction of new high-capacity telecommunications networks has led to dramatic growth in the industry's ability to carry telecommunications traffic. Most of this capacity remains unused, except in peak periods. As a result, carriers are under pressure to sell their excess capacity, since available minutes of calling time expire worthless unless used. Current industry practices for trading network capacity typically involve a one-to-one contract process that takes place in the absence of information regarding prevailing market prices and without competitive bidding. Most telecommunications service providers employ large staffs and expend significant resources to find a buyer or seller on a desired route at acceptable price and quality levels. They must then negotiate a contract for the sale or purchase of network capacity, evaluate the creditworthiness or network quality of their counterparty, set up a physical interconnection with that party, and establish and implement procedures for invoicing and payment. This one-to-one process is expensive, can take from three to six months for each transaction, binds each party to a contract that may well become obsolete as market conditions change, and burdens them with numerous interconnections that must be maintained and managed.

ARBINET--THEXCHANGE

    In stark contrast to traditional industry practices, once interconnected to our exchange, telecommunications service providers can efficiently trade network capacity with other users of our exchange. Our on-line exchange automatically matches a buyer's posted bid for network capacity on a specified route with the lowest priced offer of capacity on that route posted by a seller that can meet the buyer's specified price and quality criteria. All bids, offers and trades are anonymous, although bid and offer prices are available to all exchange users to facilitate market transparency. With a single interconnection to our central communications switch, a user of our exchange can send call traffic to or receive traffic from the networks of all other exchange users without further interconnections. All trades become effective, and a buyer's obligation for payment arises, upon physical delivery of calls, which are routed automatically from the seller's network to the buyer's network when they are made. We evaluate the creditworthiness of each buyer that seeks to trade on our exchange and assume responsibility for collections from those buyers and remittances to sellers. We currently generate revenues from minutes traded on our exchange and exchange fees. We commenced trading on our exchange in October 1999. From October 1999 through February 2000, 17.2 million minutes were traded on our exchange.

    Our exchange serves the growing market for international and domestic long distance voice and fax calls. In 1998, calls in the international market aggregated 93 billion minutes, generating $69 billion in total revenues. The number of minutes in this market is expected to grow at a rate of approximately 12% annually, and total revenue is expected to grow at a rate of approximately 1.5% annually. We estimate that the service providers in this market include over 1,000 international long distance carriers, over 500 competitive local exchange carriers and over 250 voice over Internet protocol service providers worldwide.

BENEFITS OF ARBINET--THEXCHANGE

    The benefits of our exchange to buyers include:

    - lower operating costs;

    - access to multiple sellers;

    - automatic least-cost traffic routing;

    - availability of network quality ratings; and

    - convenience and confidentiality.

    The benefits of our exchange to sellers include:

    - lower operating costs;

    - access to multiple buyers;

    - anonymity;

    - increased revenues;

    - reduced financial exposure; and

    - convenience and confidentiality.

OUR STRATEGY

    We intend to be the primary centralized market for the purchase, sale and delivery of telecommunications capacity. Key elements of our strategy include:

    - increasing participation on our exchange;

    - expanding our geographic presence;

    - expanding the services offered through our exchange; and

    - enhancing our technology offerings.

RECENT DEVELOPMENTS

    On March 7, 2000, we completed the private placement of 2,120,228 shares of our Series D preferred stock for a total purchase price of approximately
$41.0 million. Purchasers of the Series D preferred stock included investors affiliated with Van Wagoner Capital Management, Breakaway Capital, Amerindo Investment Advisors, Inc., Communications Ventures III, L.P., Bedrock Capital Partners I, L.P., Internet Capital Group, Inc., J.P. Morgan Investment Corporation, Chase Capital Partners and BancBoston Ventures Inc.

WHERE YOU CAN FIND US

    We were incorporated in Delaware in November 1996. Our principal offices are located at 33 Whitehall Street, New York, NY 10004 and our telephone number is
(212) 797-9060. Our website address is WWW.ARBINET.COM. The information found on our website is not part of this prospectus.

                                  THE OFFERING

Common stock we are offering:   shares

Common stock to be outstanding shares (1) after this offering:

Use of proceeds...............  Approximately $15.5 million of the net proceeds of this offering will be used to redeem our outstanding Series B
                                preferred stock, which was issued in November 1999. We
                                intend to use the balance of the net proceeds for general
                                corporate purposes, including working capital, capital
                                expenditures, geographic expansion of our operations and
                                possible future acquisitions of or investments in
                                complementary businesses, assets or technologies.

Proposed Nasdaq National
  Market symbol...............

------------------------

(1) The common stock to be outstanding after this offering is based on the number of shares outstanding as of March 1, 2000, and excludes:

    - shares that the underwriters have an option to purchase to cover over-allotments;

    - 3,327,659 shares issuable upon exercise of stock options outstanding as of March 1, 2000 under our stock option plan at a weighted average exercise price of $1.03 per share;

    - 2,036,538 shares available for future issuance under our stock option plan;

    - 19,225,775 shares issuable upon conversion of our Series A-1, Series C and Series D preferred stock (excluding the conversion of accrued preferred dividends); and

    - 184,924 shares issuable upon the exercise of warrants outstanding as of March 1, 2000 at a weighted average price of $0.05 per share.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                           1997          1998           1999
                                                        -----------   -----------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................  $        --   $        --   $    649,393
Cost of revenues......................................           --            --      2,925,012
                                                        -----------   -----------   ------------
Gross profit (loss)...................................           --            --     (2,275,619)
Development expenses..................................      243,295       253,898      1,481,357
Sales and marketing expenses..........................      327,881       531,235      1,264,133
General and administrative expenses...................      970,153     1,476,877      5,159,580
Non-cash compensation and consulting services.........       20,751        40,384      1,794,270
Depreciation and amortization.........................           --        36,996        279,794
                                                        -----------   -----------   ------------
Loss from operations..................................   (1,562,080)   (2,339,390)   (12,254,753)
Interest and other income (expense), net..............       (3,094)     (121,771)        49,994
                                                        -----------   -----------   ------------
Net loss (1)..........................................  $(1,565,174)  $(2,461,161)  $(12,204,759)
                                                        ===========   ===========   ============
Net loss attributable to common stockholders (1)......  $(1,565,174)  $(2,461,161)  $(12,848,801)
                                                        ===========   ===========   ============
Basic and diluted net loss per share (1)..............  $     (0.42)  $     (0.66)  $      (2.37)
                                                        ===========   ===========   ============
Weighted average common shares outstanding, basic
  and diluted.........................................    3,725,400     3,725,400      5,422,278
Pro forma basic and diluted net loss per share (1)....
Pro forma weighted average common shares
  outstanding, basic and diluted......................

------------------------

(1) Does not include income (loss) of ($221,352), $2,061,330 and ($2,699,086) in
    1997, 1998 and 1999, respectively, related to discontinued operations.

                                                                     DECEMBER 31, 1999
                                                          ---------------------------------------
                                                                                       PRO FORMA
                                                            ACTUAL       PRO FORMA    AS ADJUSTED
                                                          -----------   -----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $25,768,227   $51,398,763     $
Working capital.........................................   19,678,842    45,309,378
Total assets............................................   31,095,845    56,726,381
Capital lease obligations, less current portion.........      813,232       813,232
Series A-1 convertible preferred
  stock--redeemable.....................................    6,150,810            --
Series B cumulative redeemable
  senior preferred stock................................   15,182,365            --
Series C cumulative convertible senior
  preferred stock--redeemable...........................   15,182,366            --
Series D convertible preferred stock....................           --
Total common stockholders' equity (deficiency)..........  (13,654,166)   48,491,911

    The pro forma financial information gives effect to:

    - the private placement of 2,120,228 shares of our Series D preferred stock on March 7, 2000 for proceeds of approximately $41.0 million;

    - the redemption of all 11,980,561 shares of our Series B preferred stock for approximately $15.5 million upon the closing of this offering; and

    - the conversion of all of our Series A-1, C and D preferred stock into an aggregate of 19,225,775 shares of our common stock upon the closing of this offering (excluding the conversion of accrued preferred dividends).

    The pro forma as adjusted financial information gives effect to our sale of shares of our common stock in this offering at an assumed initial public
offering price of $      per share and our receipt of the net proceeds of that
sale, after deducting our estimated offering expenses, including underwriting discounts and commissions.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS CAREFULLY AND REVIEW THIS ENTIRE PROSPECTUS BEFORE INVESTING IN THE COMMON STOCK.

    FOR PURPOSES OF THIS "RISK FACTORS" SECTION OF THIS PROSPECTUS, WHEN WE STATE THAT A RISK, UNCERTAINTY OR PROBLEM MAY, COULD OR WOULD HAVE AN "ADVERSE EFFECT ON OUR COMPANY," WE MEAN THAT THE RISK, UNCERTAINTY OR PROBLEM MAY, COULD OR WOULD HAVE AN "ADVERSE EFFECT ON THE BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION, CASH FLOW OR PROSPECTS (FINANCIAL OR OTHERWISE) OF OUR COMPANY," IN EACH CASE EXCEPT AS OTHERWISE INDICATED OR AS THE CONTEXT MAY OTHERWISE REQUIRE. YOU SHOULD VIEW SIMILAR EXPRESSIONS IN THIS SECTION AS HAVING A SIMILAR MEANING.

                         RISKS RELATING TO OUR BUSINESS

OUR LIMITED HISTORY OPERATING AS A B2B ON-LINE EXCHANGE MAKES OUR BUSINESS AND FUTURE PROSPECTS DIFFICULT TO EVALUATE.

    In October 1999, we modified our business strategy to focus exclusively on our B2B on-line exchange for international and domestic long distance voice and fax calls and we discontinued our previous operations. Because our business focus has so recently changed, it is very difficult to evaluate our business and our future prospects.

    We will encounter risks and difficulties frequently encountered by companies in an early stage of commercial development in new and rapidly evolving markets. In order to overcome these risks and difficulties, we must, among other things:

    - attract a sufficient number of users to our exchange to achieve and sustain liquidity and competitive prices in our marketplace;

    - execute our business strategy successfully;

    - manage our rapidly expanding operations;

    - upgrade our technology and information systems so that they are more adaptable as our exchange grows and are able to provide a wider variety of services to exchange users; and

    - continue to attract, hire, motivate and retain qualified personnel in a timely and effective manner.

    Our failure to achieve one or more of these objectives may have an adverse effect on our company.

OUR BUSINESS MODEL MAY NOT BE SUCCESSFUL.

    Our business is new and unproven, and depends upon the adoption by telecommunications service providers of a new way to trade network capacity. If these service providers do not adopt our trading model, our business will not succeed. Our competitors may develop business models that achieve greater acceptance among service providers than our business model, which would impair our ability to compete. We may not be able to modify our business model in a timely or effective manner.

WE ARE USING SIGNIFICANTLY MORE CASH THAN WE GENERATE AND ANTICIPATE CONTINUED
  LOSSES.

    Since October 1999, when we modified our business strategy to focus exclusively on our on-line exchange, our operating activities have used more cash than they have generated. We incurred a total net loss of approximately $14.9 million and negative net cash flow from continuing operating activities of approximately $7.4 million in 1999. Because we will continue to need substantial amounts of cash to fund the growth of our business, we expect to continue to experience significant negative operating cash flows for the foreseeable future. We also expect to continue to incur losses for the foreseeable future as we fund operating and capital expenditures.

TELECOMMUNICATIONS SERVICE PROVIDERS MAY NOT TRADE ON OUR EXCHANGE.

    Buyers and sellers of telecommunications network capacity will not trade on our exchange unless it provides them a liquid market. Liquidity depends upon the number of buyers and sellers that are actively trading. As of March 1, 2000, 48 telecommunications service providers were interconnected to our exchange. Of these service providers, only 27 had begun to trade actively, either offering minutes for sale or buying minutes offered. For the three month period ended January 31, 2000, five service providers accounted for approximately 74% of the total minutes sold through our exchange and five providers accounted for approximately 85% of the total minutes purchased through our exchange.

    Our ability to increase the number of buyers that actively trade on our exchange will depend upon the willingness and ability of prospective sellers to satisfy the call quality criteria imposed by prospective buyers, and upon the participation of competing sellers from which a buyer can choose in order to obtain favorable pricing and achieve cost savings. Our ability to increase the number of sellers that actively trade on our exchange will depend upon the extent to which there is a sufficient number of buyers available to increase the likelihood that sellers will generate meaningful sales revenues. In addition, if we are unable to increase awareness of our services among telecommunications service providers, our ability to attract these providers will be limited.

    On the other hand, if our exchange develops into a liquid market in which lower priced call routing alternatives are available to buyers, sellers may conclude that further development of our exchange will erode their profits and they may stop offering network capacity on our exchange. Since our exchange provides full disclosure of prices offered by participating sellers, buyers may choose to purchase network capacity through our exchange instead of sending minutes to their existing suppliers at pre-determined, and often higher, contract prices. If suppliers of network capacity fear or determine that the price disclosure and spot market limit order mechanisms provided by our exchange will "cannibalize" the greater profit-generating potential of their existing business, they may choose to withdraw from our exchange, which ultimately could cause our exchange to fail as a marketplace.

OUR USER ENROLLMENT CYCLE IS LONG AND UNCERTAIN AND MAY NOT RESULT IN REVENUES.

    Our user enrollment cycle is long, typically taking from two to twelve months from our initial contact with a service provider until that provider signs our membership contract. Further, not every member actually purchases or sells telecommunications capacity through our exchange. Because we offer a new method of purchasing and selling telecommunications capacity, we must educate service providers regarding the benefits of our exchange. Factors that contribute to the length and uncertainty of our user enrollment cycle and that may reduce the likelihood that an exchange user will purchase or sell telecommunications capacity through our exchange include:

    - incentive structures that do not reward decision-makers for savings achieved through cost-cutting;

    - the strength of pre-existing one-to-one trading relationships; and

    - an aversion to new methods for buying and selling telecommunications capacity.

    If additional telecommunications service providers do not join our exchange and trade on a consistent basis, our business could be adversely affected.

FACTORS OUTSIDE OF OUR CONTROL COULD RESULT IN DISAPPOINTING TRADING RESULTS, CAUSING TELECOMMUNICATIONS SERVICE PROVIDERS TO CEASE USING OUR EXCHANGE.

    The actual economic results achieved by a user of our exchange may vary widely and depend upon many factors outside of our control. These factors include:

    - the current state of supply and demand in the market for telecommunications network capacity;

    - the prior experience of exchange users in independently negotiating favorable terms with sellers and buyers;

    - the number of users offering or bidding for telecommunications network capacity through our exchange;

    - reductions in the number of potential buyers or sellers in particular markets due to mergers, acquisitions or business failures; and

    - seasonal and cyclical trends that influence all industrial purchasing decisions.

    Because factors outside of our control affect the perception among service providers of the value of trading on our exchange, they may choose not to trade on our exchange even if we have performed well. Any significant reduction in trading on our exchange would adversely affect our business.

OUR SETTLEMENT PROCEDURES SUBJECT US TO FINANCIAL RISK, PARTICULARLY IN THE EVENT WE ARE UNABLE TO COLLECT AMOUNTS DUE FROM BUYERS.

    Under our settlement procedures, we pay the seller the purchase price for the minutes that have been routed through our switch, but may not collect the purchase price from the buyer until after we have paid the seller. We are therefore subject to financial risk during the time prior to receipt of payment from the buyer. We seek to mitigate that risk by evaluating the creditworthiness of each buyer prior to its joining our exchange. However, our credit evaluations do not assure that buyers can or will pay us for minutes they purchase through our exchange. If buyers fail to pay us for any reason, our business would be adversely affected.

THE MARKET FOR OUR SERVICES IS COMPETITIVE; WE MAY BE UNABLE TO COMPETE
  SUCCESSFULLY.

    We are one of a number of companies seeking to provide telecommunications service providers with an ability to trade telecommunications capacity. We expect competition to intensify as current competitors expand their service offerings and new competitors enter the market. We cannot assure you that we will be able to compete successfully against current or future competitors, or that the competitive pressures we face will not have an adverse effect on our business.

    Many of our existing competitors have, and new or potential competitors may have, larger technical staffs, larger customer bases and greater financial and other resources than we have. In addition, they may be able to develop services that are superior to our services or that achieve greater industry acceptance. We cannot assure you that the services offered by our competitors now or in the future will not be perceived by buyers and sellers as superior to ours.

ESTABLISHING INTERNATIONAL OPERATIONS WILL SUBJECT US TO RISKS AND
  UNCERTAINTIES.

    We plan on expanding our operations internationally, which will subject us to additional risks. Although our existing exchange is based in New York City, we intend to establish similar exchange switching sites in various locations, including Frankfurt, Hong Kong, London, Los Angeles, Paris, Sao

Paulo, Sydney and Tokyo. Foreign operations are subject to a variety of additional risks that could have an adverse effect on our company, including:

    - currency exchange risks;

    - difficulties in collecting accounts receivable and longer collection periods;

    - changing and conflicting regulatory requirements;

    - potentially adverse tax consequences;

    - tariffs and general export restrictions;

    - difficulties in staffing and managing foreign operations;

    - political instability;

    - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;

    - the impact of local economic conditions and practices; and

    - potential non-enforceability of our intellectual property and proprietary rights in foreign countries.

WE MAY NEED TO RAISE ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE WHEN WE NEED IT OR ON ACCEPTABLE TERMS.

    We may need to raise more money following this offering. Our future capital requirements will depend on many factors, including:

    - the timing of our deployment of additional telecommunications switches in various locations around the world;

    - the dates on which we further upgrade our systems and expand the services available to users of our exchange;

    - our staffing levels;

    - whether or not we elect to make any acquisitions of other businesses, assets or technologies;

    - the growth in the number of users of our exchange;

    - competitive conditions;

    - developments in domestic and foreign government regulation of the telecommunications industry; and

    - our capital costs.

    If we require additional funds, these funds may not be available in sufficient amounts or on terms favorable to us or our stockholders. If we raise funds through the issuance of common stock, the issuance of the additional shares could adversely affect the market price of our common stock.

IF WE ACQUIRE OTHER BUSINESSES, ASSETS OR TECHNOLOGIES, WE MAY BE UNABLE TO INTEGRATE THEM WITH OUR BUSINESS, OR WE MAY IMPAIR OUR FINANCIAL PERFORMANCE.

    If appropriate opportunities present themselves, we may acquire businesses, assets or technologies that we believe will complement or expand our existing business, assets or technologies. We do not currently have any understandings, commitments or agreements with respect to any acquisition. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, asset or technology, we have no experience in integrating an acquisition into our business. The process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business.

GOVERNMENTAL REGULATIONS MAY ADVERSELY AFFECT OUR COMPANY.

    The telecommunications industry is highly regulated in the United States and foreign countries. Our business may be subject to various United States and foreign laws, regulations, agency actions and court decisions. In addition, any such regulatory obligations and requirements are subject to change, which may adversely affect our ability to remain in compliance with our regulatory obligations. If the Federal Communications Commission determined on its own motion or in response to a third party's filing, that certain of our services, arrangements, agreements or reports did not comply with FCC policies and rules, the FCC could order us to terminate noncompliant services or arrangements, fine us or revoke our authorizations. Any of these actions could have an adverse effect on our company.

GOVERNMENTAL REGULATIONS REGARDING THE INTERNET MAY BE PASSED, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

    The legal and regulatory environment that pertains to the Internet is uncertain and is changing rapidly as use of the Internet increases. For example, in the United States, the FCC is considering whether to impose surcharges or additional regulations upon certain providers of Internet telephony. In addition, regulatory treatment of Internet telephony outside the United States varies from country to country. Certain actions in foreign countries may adversely affect our continuing ability to offer our services in these and other countries, causing us to lose customers and revenue. New regulations could increase our costs of doing business and prevent us from delivering our services over the Internet, which would adversely affect our business. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our services and limit the growth of our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet.

NOT ALL OF OUR SYSTEMS HAVE BEEN CONFIRMED YEAR 2000 COMPLIANT.

    Prior to the year 2000, many computer systems and software products were coded to accept or recognize only two digit entries in the date code field. To date we have not encountered any material year 2000-related disruptions or failures of our systems or services, nor have we been notified of any disruptions or failures in the systems of any of our third parties with whom we deal. There is an ongoing risk that year 2000-related problems could still occur and we will continue to evaluate these risks. However, we believe that the year 2000 issue will not pose any significant operational problems for us.

                        RISKS RELATING TO OUR TECHNOLOGY

WE MAY NOT BE ABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN THE TELECOMMUNICATIONS SERVICES INDUSTRY.

    Our industry is subject to rapid technological change. We cannot predict the effect of technological changes on our business. In addition, widely accepted standards have not yet been developed for the technologies we use. New services and technologies may be superior to the services and technologies, or these new services may render our services and technologies obsolete.

    To be successful, we must adapt to our rapidly changing market by continually improving and expanding the scope of services we offer and by developing new services and technologies to meet customer needs. Our success will depend, in part, on our ability to develop, purchase or license new technologies and respond to technological advances and emerging industry standards on a cost-effective and timely basis. We will need to spend significant amounts of capital to enhance and expand our services to keep pace with changing technologies.

SYSTEM FAILURES AND SECURITY BREACHES COULD CAUSE US TO LOSE CUSTOMERS AND
  EXPOSE US TO LIABILITY.

    The telecommunications service providers that use our exchange depend on us to accurately track, rate, store and report the traffic and trades that are conducted over our exchange. Software defects, system failures, natural disasters, human error and other factors could lead to inaccurate or lost information or the inability to access our exchange. From time to time, we have experienced temporary service interruptions. This kind of interruption may occur in the future. In addition, users of our exchange may consider the data that we collect and store to be highly sensitive, including the identity of those users. Our systems could be vulnerable to computer viruses and physical and electronic break-ins, and third parties may attempt to breach our security. Our loss of information or the delivery of inaccurate information or a breach or failure of our security mechanisms that leads to unauthorized disclosure of sensitive information could lead to users' dissatisfaction and possible claims against us for damages. Our failure to maintain the continuous availability of our exchange for trading, to consistently deliver accurate information to users of our exchange or to maintain the security of their confidential information, could have an adverse affect on our company.

WE CURRENTLY DO NOT HAVE A BACK-UP TELECOMMUNICATIONS SWITCH OR OTHER REDUNDANT SYSTEMS AT AN ALTERNATE SITE. ANY FAILURE OF OUR CENTRAL TELECOMMUNICATIONS SWITCH WOULD MAKE OUR EXCHANGE INACCESSIBLE AND COULD HAVE AN ADVERSE EFFECT ON OUR COMPANY.

    Our business depends upon the efficient and uninterrupted operation of our switch and related network systems. We maintain our central telecommunications switch in one of our facilities in New York City. We currently do not have a back-up switch or other redundant systems at an alternate site. Any interruption in service because of the failure of our switch would make our exchange inaccessible and, unless quickly repaired, would have an adverse effect on our company.

UNDETECTED DEFECTS IN OUR TECHNOLOGY COULD ADVERSELY AFFECT OUR COMPANY.

    Technology as complex as ours frequently contains errors, defects or performance problems, commonly called "bugs." Although we regularly test our software and systems extensively, we cannot assure you that our testing will detect every potential error, defect or performance problem. The discovery of a serious software or systems defect, error or performance problem could result in:

    - the diversion of scarce resources away from customer service and technology development;

    - lost revenues;

    - delays in acceptance of our exchange; and

    - damage to our reputation.

    Any of these problems would have an adverse effect on our company. Users and potential users of our exchange may be particularly sensitive to any defects, errors or performance problems in our systems because a failure of our systems to accurately monitor transactions could adversely affect their own operations.

THE EXPECTED INTRODUCTION OF SOFTWARE TO ENHANCE OUR WEBSITE AND REPLACEMENT OF OUR CURRENT TELECOMMUNICATIONS SWITCH COULD RESULT IN UNFORESEEN TECHNOLOGICAL PROBLEMS.

    We intend to introduce new software in mid-2000 that will enhance our website, which is the interface upon which users trade on our exchange. Although we have tested and will test our new software extensively prior to introduction, unforeseen problems with our new software or the ability of our new software to interface with our other technology could inhibit our ability to maintain a stable trading environment. Our inability to provide a stable trading environment for users of our exchange could result in lost or reduced revenue for them and, in turn, us.

    By the end of 2000, we expect to replace our central telecommunications switch, which is manufactured by Lucent, with a switch manufactured by Nortel. Although the Nortel switch is being manufactured according to our specifications and will be tested extensively prior to installation, its installation could result in unforeseen problems. The new switch may not interface properly with our other technology or it may prove unable to operate according to its specifications. If the Nortel switch fails, our ability to provide for the physical delivery of traded network capacity would be adversely affected, which could have an adverse effect on our company.

FAILURE OF OUR SOFTWARE, HARDWARE AND OTHER TECHNOLOGIES TO OPERATE PROPERLY COULD ADVERSELY AFFECT OUR BUSINESS.

    We use software, hardware and other technologies specifically created for us and/or purchased from various vendors. We cannot assure you that:

    - our hardware, software and other technologies will operate according to our expectations;

    - we will be able to integrate our hardware, software and other technologies into our systems; or

    - our hardware, software and other technologies will be sufficient to accommodate our needs as our business expands.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND WE MAY INFRINGE THE
  RIGHTS OF OTHERS.

    Our proprietary rights in intellectual property are important to our success and our competitive position. We have been issued one United States patent, and we have applied for additional patents, on various aspects of our business technology and processes. Although we seek to protect our intellectual property through patents, copyrights, trademark and service mark registrations and other means, these actions may be inadequate. Patents, copyrights and trademark and service mark registrations may be invalid or unenforceable or offer only limited protection in some foreign countries. We cannot be certain that any of our intellectual property rights would withstand challenge by a third party or will be of value in the future. The validity, enforceability and scope of protection of some intellectual property rights in Internet-related industries is uncertain and still evolving. To date, we have not been notified that any of our technologies infringe the rights of third parties, but there can be no assurance that third parties will not claim infringement of their rights as a result of our past, current or future activities. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, divert our management and other resources and require us to enter into royalty or licensing agreements.

                        RISKS RELATING TO OUR MANAGEMENT

WE MAY BE UNABLE TO MANAGE OUR GROWTH.

    The rapid expansion of our business may strain our infrastructure, management, internal controls and financial systems. We may not be able to effectively manage that expansion. To support our growth to date, we hired the majority of our employees within the last year, which has strained our ability to integrate and properly train our new employees. If we are unable to undertake new business due to a shortage of staff or technology resources, our growth will be impeded. There may be times when our opportunities for growth may be limited by the capacity of our internal resources or other factors.

WE MAY NOT BE ABLE TO HIRE OR RETAIN QUALIFIED PERSONNEL IN A TIMELY MANNER.

    Our business depends on having a highly trained staff. We will need to continue hiring additional personnel as our business grows. Competition for employees with technical expertise is intense and the costs of hiring and retaining these employees are high. Our failure to recruit or retain the caliber of personnel required to carry out our business may impede our growth and have an adverse effect on our company.

THE LOSS OF ANY OF OUR KEY EMPLOYEES WOULD DISRUPT OUR BUSINESS.

    The loss of any key member of our management team would have an adverse effect on our company. We rely on the leadership of key members of our management team, including Anthony L. Craig, our chairman of the board, chief executive officer and president; Alex Mashinsky, our vice chairman and founder; and Robert S. Vaters, our executive vice president and chief financial officer. The loss of any of these key employees could disrupt our growth and have an adverse effect on our company.

                        RISKS RELATING TO THIS OFFERING

OUR MANAGEMENT HAS BROAD DISCRETION AS TO HOW TO USE THE PROCEEDS FROM THIS OFFERING AND THOSE PROCEEDS MAY NOT BE USED APPROPRIATELY.

    Except for a limited amount of proceeds needed for redemption of our Series B preferred stock, we intend to use the proceeds from this offering for general corporate purposes, including working capital, capital expenditures, geographic expansion of our operations and possible future acquisitions of or investments in businesses, assets or technologies. Our management will have broad discretion over how we use these proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions regarding use of the proceeds from this offering, and we may spend those proceeds in ways with which you may disagree. Pending any of these uses, we will invest the proceeds of this offering in short term, investment-grade, interest-bearing securities. We cannot predict whether any of these uses or investments will yield a favorable return.

OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED, AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE INITIAL OFFERING PRICE.

    There has not been a public market for our common stock prior to this offering. We cannot predict the extent to which a trading market will develop or how liquid that market might become. Further, the market price of our common stock may decline below the initial public offering price. The initial public offering price will be determined by negotiations between our management and representatives of the underwriters and may not be indicative of prices at which our stock may trade in the open market.

INTERNET-RELATED STOCK PRICES ARE ESPECIALLY VOLATILE, AND THIS VOLATILITY MAY DEPRESS OUR STOCK PRICE. WE MAY BE SUBJECT TO LAWSUITS AS A RESULT OF FLUCTUATIONS IN OUR STOCK PRICE.

    The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. The market price of our common stock is also likely to be affected by our quarterly operating results, which have varied significantly in the past and will likely vary significantly in the future. Investors may not be able to resell their shares of our common stock following periods of high volatility because of the market's adverse reaction to that volatility. The trading prices of shares of many technology and Internet-related companies have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, prices for the shares of these companies have been highly volatile and many have recorded lows well below their historical highs. We cannot assure you that our common stock will trade at the same levels as other Internet stocks or that Internet stocks in general will sustain their current market prices.

    Factors that could cause volatility in the market price of our stock may include:

    - actual or anticipated variations in quarterly operating results;

    - announcements of technological innovations or problems;

    - new sales formats or new services;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet and technology industries;

    - changes in the market valuations of other Internet and technology companies;

    - announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

    - our capital commitments;

    - additions or departures of key personnel; and

    - sales of additional shares of common stock.

    Many of these factors are beyond our control and may materially and adversely affect the market price of our common stock, regardless of our operating performance.

    Following periods of high volatility in the market price of a company's securities, securities class action litigation is occasionally instituted. If this were to happen to us, even if the claims were without merit, the litigation would be expensive and would divert management's attention from the operation of our business.

WE ARE CONTROLLED BY A FEW MAJOR STOCKHOLDERS WHOSE INTERESTS MAY BE DIFFERENT
  THAN YOURS.

    Following the closing of this offering, Messrs. Craig, Mashinsky and Vaters
will beneficially own   %,   % and   %, respectively, of our outstanding common
stock, and our directors and executive officers as a group will beneficially own
  %. In addition, Communications Ventures III, L.P., Bedrock Capital Partners I, L.P., J.P. Morgan Investment Corporation, Internet Capital Group, Inc., CB Capital Investors, L.P. and BancBoston Ventures Inc., along with their
respective affiliates, will beneficially own   %,   %,   %,   %,   % and   % of
our outstanding common stock, respectively. As a result, these stockholders, together with our directors and executive officers as a group, will be able to determine the outcome of any matter requiring a stockholder vote, including the election of the directors who are responsible for the management of our affairs. Matters that typically require stockholder approval include, in addition to the election of directors, the following:

    - amendment of our corporate charter;

    - acquisitions of other companies or assets;

    - mergers or consolidations of our company with another company;

    - sale of all or substantially all of our assets; and

    - our liquidation.

    Some of our existing stockholders have significant, and in some cases, controlling, interests in a growing number of businesses. Some of these businesses may be or may in the future become competitors or strategic partners of ours, and conflicts of interests may arise as a result of our stockholders' investment in these or other businesses. The investment objectives of these stockholders may differ from those of our other stockholders, including our future public stockholders. The concentration of ownership of our company may also delay, deter or prevent a change of control, which could reduce the market price of our common stock.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR
  INVESTMENT.

    The initial public offering price per share will significantly exceed our net tangible book value per share. If we were to liquidate our company immediately after this offering, investors purchasing shares in this offering would receive a per share amount of tangible assets net of liabilities that would be less than the initial public offering price per share. If you purchase shares of our common stock in this offering, you will suffer immediate dilution
of $      in the net tangible book value per share from the price you pay for our common stock.

THE SUBSTANTIAL NUMBER OF OUR SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

    A substantial number of shares of our common stock will be available for sale in the public market following this offering, which could adversely affect the market price for our common stock. See "Shares Eligible for Future Sale" for a more detailed description of the eligibility of shares of our common stock for future sale.

WE HAVE ADOPTED VARIOUS MECHANISMS TO DISCOURAGE A TAKEOVER OF OUR COMPANY.

    Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company. Some stockholders may consider these provisions unfavorable. These provisions include the following:

    - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

    - classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

    - prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

    - limiting who may call special meetings of stockholders;

    - prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders; and

    - establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    In addition, our board of directors has authorized adoption of a shareholders rights plan. The rights plan is a takeover defense mechanism, which will involve the declaration of a dividend to our existing stockholders of a "right" to purchase additional shares at a designated price on a triggering event. The rights plan will include provisions which will enable holders, in the event of a merger or acquisition with or by a hostile party in which we survive, to purchase our shares at a discount. The rights plan will also include provisions which will enable holders, in the event of a merger or acquisition with or by a hostile party in which the hostile party survives, to purchase shares of that party at a discount.

    In addition, Section 203 of the Delaware General Corporation Law and the potential issuance of options under our stock incentive plan may discourage, delay or prevent a change in control of our company.

                           FORWARD-LOOKING STATEMENTS

    Many statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors" and other parts of this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

                                USE OF PROCEEDS

    We expect to realize net proceeds of $      million from this offering after
deducting the underwriting discount and commissions and estimated offering expenses, assuming an initial public offering price of $ per share. If the underwriters' over-allotment option is exercised in full, our estimated net
proceeds will be $      million.

    Approximately $15.5 million of these net proceeds will be used to redeem our Series B preferred stock, which was issued in December 1999. We intend to use the balance of the net proceeds for general corporate purposes, including working capital, capital expenditures, geographic expansion of our operations and possible future acquisitions of or investments in businesses, assets or technologies. We currently have no commitments or agreements for any acquisition or investment, and we are not engaged in negotiations with respect to any such transaction. Pending actual use, we intend to invest the net proceeds in short-term interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never paid any dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Payment of dividends in the future will be at the discretion of our board of directors after taking into account our financial condition, operating results, current and anticipated cash needs and plans for growth.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 1999 on an actual basis and on a pro forma and pro forma as adjusted basis.

    The pro forma financial information gives effect to:

    - the private placement of 2,120,228 shares of our Series D preferred stock on March 7, 2000 for net proceeds of approximately $41.0 million;

    - the redemption of 11,980,561 shares of our Series B preferred stock for approximately $15.5 million upon the closing of this offering; and

    - the conversion of all of our Series A-1, C and D preferred stock (excluding the conversion of accrued preferred dividends) into an aggregate of 19,225,775 shares of our common stock upon the closing of this offering.

    The pro forma as adjusted financial information gives effect to our sale of shares of our common stock in this offering at an assumed initial public
offering price of $      per share and our receipt of the net proceeds of that
sale, after deducting our estimated offering expenses, including underwriting discounts and commissions.

    This table should be read in conjunction with our financial statements included elsewhere in this prospectus.

                                                                   DECEMBER 31, 1999
                                                       ------------------------------------------
                                                                                     PRO FORMA AS
                                                          ACTUAL       PRO FORMA       ADJUSTED
                                                       ------------   ------------   ------------
Cash and cash equivalents............................  $ 25,768,227   $ 51,398,763      $
                                                       ============   ============      ======
Capital lease obligations............................     1,005,029   $  1,005,029
Series A-1 convertible preferred stock--redeemable,
  $.001 par value; 10,000,000 shares authorized,
  5,124,985
  shares outstanding for actual and 0 shares on a pro
  forma and pro forma as adjusted basis..............     6,150,810             --
Series B cumulative redeemable senior preferred
  stock, $.001 par value; 12,000,000 shares
  authorized, 11,980,561
  shares outstanding for actual and 0 shares on a pro
  forma and pro forma as adjusted basis..............    15,182,365             --
Series C cumulative convertible senior preferred
  stock--redeemable, $.001 par value, 12,000,000
  shares authorized, 11,980,562 shares outstanding
  for actual and 0 shares on a pro forma and pro
  forma as adjusted
  basis..............................................    15,182,366             --
Series D cumulative convertible preferred stock,
  $.001 par value, 3,000,000 shares authorized,
  0 shares outstanding on an actual, pro forma, and
  pro forma as adjusted
  basis..............................................            --             --
Common stockholders' equity (deficiency):
  Common stock, par value $.001 per share;
    150,000,000
    shares authorized; 8,966,797 shares outstanding
    on an actual basis; 28,192,572 shares on a pro
    forma basis;     shares on a pro forma as
    adjusted basis (1)...............................         8,967         28,193
  Additional paid-in capital.........................     7,770,586     69,897,437
  Deferred compensation..............................    (4,655,295)    (4,655,295)
  Accumulated deficit................................   (16,778,424)   (16,778,424)
                                                       ------------   ------------      ------
Total common stockholders' equity (deficiency).......  $(13,654,166)  $ 48,491,911      $
                                                       ------------   ------------      ------
Total capitalization.................................  $ 23,866,404   $ 49,496,940      $
                                                       ============   ============      ======

------------------------
(1) For pro forma purposes, excludes 3,781,562 shares of common stock issuable upon the exercise of outstanding stock options and 184,924 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 1999.

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock. As of December 31, 1999, the net tangible book value of our common stock was $48.5 million or $1.72 per share of common stock, on a pro forma basis after giving effect to:

    - the private placement of 2,120,228 shares of our Series D preferred stock on March 7, 2000 for net proceeds of approximately $41.0 million;

    - the redemption of 11,980,561 shares of our Series B preferred stock for approximately $15.5 million upon the closing of this offering; and

    - the conversion of all of our Series A-1, C and D preferred stock (excluding the conversion of accrued preferred dividends) into an aggregate of 19,225,775 shares of our common stock upon the closing of this offering.

    "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of December 31, 1999, the net tangible book value of our common stock, on a pro forma basis as adjusted for the sale of shares offered in this offering and the application of the estimated
net proceeds from that sale of $      million, would have been approximately
$      per share. This value is based on an assumed initial public offering
price of $      per share and the deduction of underwriting discounts and
commissions and our other estimated offering expenses. The difference between the pro forma and pro forma as adjusted net tangible book value of our common
stock represents an immediate increase of $      per share to our existing
stockholders and an immediate dilution of $      per share to new investors who
purchase shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share...........             $
  Pro forma net tangible book value per share
    of common stock before this offering..................  $  1.72
  Estimated increase in net tangible book value
    per share of common stock attributable to this
    offering..............................................
Pro forma as adjusted net tangible book value
  per share after this offering...........................
                                                                       -------
Dilution of net tangible book value per share
  of common stock to new stockholders.....................             $
                                                                       =======

    The following table sets forth, on a pro forma basis as of December 31, 1999, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new stockholders, based upon an assumed initial public
offering price of $      per share:

                                                     SHARES PURCHASED     TOTAL CONSIDERATION    AVERAGE
                                                    -------------------   -------------------     PRICE
                                                     NUMBER    PERCENT     AMOUNT    PERCENT    PER SHARE
                                                    --------   --------   --------   --------   ---------
Existing stockholders.............................                  %     $               %      $
New stockholders..................................                  %                     %      $
                                                     ------      ---      -------      ---
    Total.........................................                  %     $               %
                                                     ======      ===      =======      ===

    The foregoing tables assume no exercise of outstanding stock options to purchase 3,781,562 shares of common stock, no purchase of 184,924 shares of common stock issuable under outstanding warrants and no exercise of the
over-allotment options to purchase up to       shares of common stock granted by
us to the underwriters. Assuming exercise of such over-allotment option, investors purchasing shares in this offering would experience immediate dilution
of $      per share and the net tangible book value of our common stock after
this offering would be $      per share. Following this offering, assuming the
exercise of the over-allotment option and the exercise of the outstanding stock
options, the net tangible book value would be $      per share and investors
purchasing shares in this offering would experience immediate dilution of
$      per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following financial data should be read in conjunction with the consolidated financial statements and the unaudited pro forma financial information, "Summary Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

    The pro forma balance sheet financial information gives effect to:

    - the private placement of 2,120,228 shares of our Series D preferred stock on March 7, 2000 for net proceeds of approximately $41.0 million;

    - the redemption of 11,980,561 shares of our Series B preferred stock for approximately $15.5 million upon the closing of this offering; and

    - the conversion of all of our Series A-1, C and D preferred stock into an aggregate of 19,225,775 shares of our common stock upon the closing of this offering (excluding the conversion of accrued preferred dividends).

    The pro forma as adjusted financial information gives effect to the sale of
the       shares of our common stock in this offering at an assumed initial
public offering price of $      per share and the receipt of the net proceeds of
that sale, after deducting our estimated offering expenses, including underwriting discounts and commissions.

    The selected consolidated financial data presented below for the years ended December 31, 1997, 1998 and 1999, have been derived from our Consolidated Financial Statements and the accompanying notes in this prospectus. You should not assume that the results of operations below are indicative of the financial results we can achieve in the future.

                                                                YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                           1997          1998           1999
                                                        -----------   -----------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................  $        --   $        --   $    649,393
Cost of revenues......................................           --            --      2,925,012
                                                        -----------   -----------   ------------
Gross profit (loss)...................................           --            --     (2,275,619)
Development expenses..................................      243,295       253,898      1,481,357
Sales and marketing expenses..........................      327,881       531,235      1,264,133
General and administrative expenses...................      970,153     1,476,877      5,159,580
Non-cash compensation and consulting services.........       20,751        40,384      1,794,270
Depreciation and amortization.........................           --        36,996        279,794
                                                        -----------   -----------   ------------
Loss from operations..................................   (1,562,080)   (2,339,390)   (12,254,753)
Interest and other income (expense), net..............       (3,094)     (121,771)        49,994
                                                        -----------   -----------   ------------
Net loss (1)..........................................  $(1,565,174)  $(2,461,161)  $(12,204,759)
                                                        ===========   ===========   ============
Net loss attributable to common stockholders (1)......  $(1,565,174)  $(2,461,161)  $(12,848,801)
                                                        ===========   ===========   ============
Basic and diluted net loss per share (1)..............  $     (0.42)  $     (0.66)  $      (2.37)
                                                        ===========   ===========   ============
Weighted average common shares outstanding,
  basic and diluted...................................    3,725,400     3,725,400      5,422,278
Pro forma basic and diluted net loss per share (1)....
Pro forma weighted average common shares
  outstanding basic and diluted.......................

------------------------

(1) Does not include income (loss) of ($221,352), $2,061,330 and ($2,699,086) in
    1997, 1998 and 1999, respectively, related to discontinued operations.

                                                                 DECEMBER 31,
                                             ----------------------------------------------------
                                                1998                        1999
                                             -----------   --------------------------------------
                                                                                        PRO FORMA
                                                                                           AS
                                                              ACTUAL       PRO FORMA    ADJUSTED
                                                           ------------   -----------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents..................  $        --   $ 25,768,227   $51,398,763    $
Working capital............................   (3,917,769)    19,678,842    45,309,378
Total assets...............................    5,207,797     31,095,845    56,726,381
Capital lease obligations, less current
  portion..................................       13,270        813,232       813,232
Series A-1 convertible preferred stock--
  redeemable...............................           --      6,150,810            --
Series B cumulative redeemable senior
  preferred stock..........................           --     15,182,365            --
Series C cumulative convertible senior
  preferred stock--redeemable..............           --     15,182,366            --
Series D convertible preferred stock.......           --             --            --
Total common stockholders' equity
  (deficiency).............................   (1,811,965)   (13,654,166)   48,491,911

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS, INCLUDING THE CONTINUED DEVELOPMENT OF OUR BUSINESS, ACTIONS OF REGULATORY AUTHORITIES AND COMPETITORS, PRICE DECLINES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS REFERRED TO IN THE FORWARD-LOOKING STATEMENTS, SEE THE DISCUSSION IN "RISK FACTORS" IN THE "BUSINESS" SECTION OF THIS PROSPECTUS.

OVERVIEW

    Arbinet has created the only Internet-based business-to-business, or B2B, trading exchange through which telecommunications service providers can buy, sell and deliver to each other network capacity, expressed in minutes of available calling time, for international and domestic long-distance voice and fax calls. Our exchange is neutral, favoring neither buyers nor sellers, and allows participants to trade anonymously. Physical delivery of traded capacity is made automatically through our multi-port switch using software that we developed and a process that we patented. We handle all invoicing, collection and payment for trades effected on our exchange, evaluate and assume the risk for the creditworthiness of each buyer and provide continuous monitoring and on-line rating of the service quality of each seller's network. By trading capacity on our on-line exchange, telecommunications service providers can enhance the utilization of their networks, increase their revenues and reduce their operating and administrative costs.

    In October 1999, we modified our business strategy to focus on our exchange, and ceased operations of our wholly-owned subsidiary, Bellfax, Inc. We discuss Bellfax's operations below under "--Historical Results of Operations."

    SOURCES OF REVENUE AND REVENUE RECOGNITION POLICY

    We currently generate revenues from minutes traded on our exchange and exchange fees. Our revenues from minutes traded represent the price per minute for network capacity purchased by buyers through our exchange. Our revenues from exchange fees represent the amounts we charge sellers and buyers on a per minute basis for network capacity traded on our exchange. For example, if a 10-minute call originates in France, is routed through our switch to a destination in Brazil for $0.15 per minute and the applicable exchange fee is $0.005 per minute, we record $1.60 of revenue for this call. This amount consists of a $1.50 fee charged to the buyer for minutes traded, and a $0.05 exchange fee charged to both buyer and seller.

    We record revenues from minutes traded because:

    - all traffic traded on our exchange is routed through our switch;

    - we are obligated to pay sellers for the minutes traded regardless of whether we ultimately collect from buyers; and

    - we are responsible for monitoring and routing the minutes to our exchange users in accordance with the quality and pricing criteria they have specified on our exchange.

    We expect that our fees in the future will also include one-time registration fees, annual membership fees, monthly port fees and premium service fees. The registration fees, membership fees and port fees we intend to charge to our exchange users will be fixed fees, whereas premium service fees will be variable depending upon the amount of minutes being traded through our exchange.

    COSTS AND EXPENSES

    Our cost of revenues consists of cost of revenues from minutes traded and costs related to the operation of our exchange. The cost of revenues from minutes traded represents the cost of the minutes delivered through our exchange to buyers on behalf of sellers; in the example above, we would record cost of revenues equal to $1.50, an amount which would be payable to the seller. Our costs related to the operations of our exchange consist of personnel and related overhead and the costs of operating our switch facilities, including the portion of our overhead expenses directly attributable to operations. We had a loss for 1999. The primary reason for this loss was the costs associated with establishing and commencing trading on our exchange.

    A substantial portion of our total operating expenses for 1999 was related to the development of the administrative systems of our exchange. During 1999, we recorded the cost of this development in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In accordance with SOP 98-1, costs incurred by us after the initial research and design phase of developing the administrative systems of our exchange are capitalized and will be amortized in future periods, beginning on the date these systems are placed in service. The administrative systems consist of sales and customer support, billing reconciliation and settlement, and accounting systems. In addition, we recorded non-cash deferred compensation in connection with stock options granted to our employees. This charge represents the difference between the value of our common stock as of the date of granting of the options and the exercise price of the options. This amount is being amortized over the vesting period of these options. As of December 31, 1999, our total deferred stock-based compensation was $4.7 million. Amortization of deferred stock-based compensation for 1999 was $1.4 million. In addition, we recorded non-cash stock-based consulting services expenses of $434,971 for 1999 in connection with options granted to consultants.

HISTORICAL RESULTS OF OPERATIONS

    In view of the rapidly changing nature of the telecommunications services industry and our limited operating history, we believe that a historical comparison of revenue and operating results may not be meaningful and should not be relied upon as an indication of our future performance. This is particularly true because:

    - we operate in a new and rapidly evolving market; and

    - our revenue fluctuates from period to period due to changes in activity on our exchange.

As a result, our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development.

    For 1997 through 1999, Bellfax derived revenues from (1) sales and rental of telecommunications equipment and (2) operating international routes. In
October 1999, we decided to devote our resources to the development of our exchange, and ceased the operations of Bellfax. Bellfax's operations focused on the transfer of telecommunications capacity in specific markets for an individual telecommunications company, using Bellfax's proprietary software and network infrastructure. We are in the process of liquidating Bellfax's assets, which we expect to achieve by the end of 2000. For each of the periods presented, the results of operations of Bellfax are included in "Income (loss) from discontinued operations."

    FISCAL YEAR 1999 COMPARED TO FISCAL YEAR 1998

    REVENUES. No revenue was derived from minutes traded or exchange fees for 1998. Our revenue from minutes traded and exchange fees was $649,393 for 1999. The recognition of this revenue in 1999 was attributable to the commencement of trading on our exchange during the year.

    COST OF REVENUES. Cost of revenues includes costs associated with minutes traded and exchange operations. Our cost of revenues increased from $0 for 1998 to $2.9 million for 1999. The increase in cost of revenues was attributable to the costs associated with establishing and commencing trading on our exchange.

    DEVELOPMENT EXPENSES. Our development expenses consist primarily of salaries and related costs of development personnel, fees paid to third-party vendors for software in the initial research phase and overhead allocated to our development department. Development expenses increased from $253,898 for 1998 to $1.5 million for 1999. This increase was primarily attributable to increased costs associated with the hiring of additional development personnel and increased fees paid to third-party vendors for software and other technology.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of costs associated with salaries and related costs of sales and marketing personnel, office overhead allocated to our sales and marketing department, and trade show and advertising expenses. Sales and marketing expenses increased from $531,235 for 1998 to $1.3 million for 1999. This increase was primarily attributable to increased costs associated with the hiring of sales and marketing personnel, as well as higher advertising and trade show costs in 1999. Advertising, trade show and promotion expenses have increased substantially and are expected to continue to be a significant component of our sales and marketing expenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of:

    - salaries, recruiting and related costs for general corporate functions, including executive, accounting and administrative personnel;

    - facility expenses, including rent;

    - professional fees; and

    - other general corporate expenses.

General and administrative expenses increased from $1.5 million for 1998 to $5.2 million for 1999. These expenses were primarily attributable to higher overhead costs associated with the hiring of additional management and administrative personnel. We expect to incur additional expenses as we continue to hire senior-and mid-level management and invest in our operational infrastructure.

    NON-CASH COMPENSATION AND CONSULTING SERVICES. Non-cash compensation and consulting services resulted from the issuance of stock options and common stock to employees and consultants. Non-cash compensation and consulting expense increased from $40,384 in 1998 to $1.8 million in 1999. Deferred non-cash stock-based compensation in connection with stock options granted through December 31, 1999, will be amortized over the vesting periods of these stock options. In addition, we expect to record a significant amount of additional non-cash stock-based compensation expense for stock options granted after December 31, 1999.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $36,996 in 1998 to $279,794 in 1999. The increase was primarily attributable to increased capital expenditures related to the development of our exchange.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Interest and other income (expense), net, consists of interest income earned on short-term investments, offset by interest expense on notes payable and capital lease obligations. Net interest income improved from a net interest expense of $121,771 for 1998 to net interest income of $49,994 for 1999. This improvement was a result of maintaining larger cash and investment balances during 1999 as compared to 1998 and reduced interest expense as a result of decreased outstanding long-term debt.

    FISCAL YEAR 1998 COMPARED TO FISCAL YEAR 1997

    REVENUES. No revenue was derived from minutes traded or exchange fees in 1997 or 1998.

    COST OF REVENUES. For 1997 and 1998, we incurred no cost of revenues since commencement of trading on our exchange had not begun.

    DEVELOPMENT EXPENSES. Development expenses increased from $243,295 for 1997 to $253,898 for 1998. This increase was primarily attributable to increased costs associated with the hiring of additional development personnel.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $327,881 for 1997 to $531,235 for 1998. This increase was primarily attributable to increased costs associated with the hiring of sales and marketing personnel as well as higher advertising and trade-show related expenses in 1998.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $970,153 for 1997 to $1.5 million for 1998. The increase was primarily attributable to higher overhead costs associated with increased office rental expenses, as well as the hiring of additional management and administrative personnel.

    NON-CASH COMPENSATION AND CONSULTING SERVICES. Non-cash compensation and consulting services resulted from the issuance of stock options and common stock to employees and consultants. Non-cash compensation and consulting expense increased from $20,751 in 1997 to $40,384 in 1998. The increase was primarily related to the increase in options granted and the difference between the exercise price and the fair market value of stock options granted.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $0 in 1997 to $36,996 in 1998. The increase was primarily attributable to increased capital expenditures related to the development of our exchange.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Net interest expense increased from $3,094 for 1997 to $121,771 for 1998. The increase resulted primarily from increases in outstanding indebtedness.

    QUARTERLY RESULTS

    The following table summarizes our results of operations for our four most recent fiscal quarters. The results of operations for any quarter should not be deemed indicative of the results of operations which may be achieved for any future period.

                                                                  THREE MONTHS ENDED
                                        -----------------------------------------------------------------------
                                        MARCH 31, 1999   JUNE 30, 1999   SEPTEMBER 30, 1999   DECEMBER 31, 1999
                                        --------------   -------------   ------------------   -----------------
                                                                      (UNAUDITED)
Revenues..............................   $    41,326      $    36,491        $    90,748         $   480,828
Cost of revenues......................       292,560          739,445            733,633           1,159,374
                                         -----------      -----------        -----------         -----------
Gross profit (loss)...................      (251,234)        (702,954)          (642,885)           (678,546)
                                         -----------      -----------        -----------         -----------
Development expenses..................       235,598          291,283            424,920             529,556
Sales and marketing expenses..........        96,762          262,838            514,639             389,894
General and administrative expenses...       186,875          778,942            811,371           3,382,392
Non-cash compensation and consulting
  services............................        36,808          520,484            616,052             620,926
Depreciation and amortization.........        17,983           42,543             72,408             146,860
                                         -----------      -----------        -----------         -----------
Total cost and expenses...............       574,026        1,896,090          2,439,390           5,069,628
                                         -----------      -----------        -----------         -----------
Loss from operations..................      (825,260)      (2,599,044)        (3,082,275)         (5,748,174)
Interest and other income (expense),
  net.................................       (35,126)          21,450             (4,873)             68,543
                                         -----------      -----------        -----------         -----------
Loss from continuing operations.......      (860,386)      (2,577,594)        (3,087,148)         (5,679,631)
Loss from discontinued operations.....      (307,735)         (49,233)          (481,234)         (1,860,884)
                                         -----------      -----------        -----------         -----------
Net loss..............................   $(1,168,121)     $(2,626,827)       $(3,568,382)        $(7,540,515)
                                         ===========      ===========        ===========         ===========

    REVENUES. Revenues increased from $41,326 in the quarter ended March 31, 1999 to $480,828 for the quarter ended December 31, 1999. The growth in revenues was attributable to increased numbers of buyers and sellers using our exchange.

    COST OF REVENUES. Cost of revenues increased from $292,560 in the quarter ended March 31, 1999 to $1.2 million for the quarter ended December 31, 1999. The increase in cost of revenues was attributable to the costs associated with establishing and commencing trading on our exchange.

    DEVELOPMENT EXPENSES. Development costs increased from $235,598 for the quarter ended March 31, 1999 to $529,556 for the quarter ended December 31, 1999. We expect development costs to increase substantially in future periods as we hire additional personnel and incur additional development costs to enhance and upgrade our existing services and to develop new services.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased in each quarter from $96,762 for the quarter ended March 31, 1999 to $389,894 for the quarter ended December 31, 1999. The increases in sales and marketing expenses were due to higher advertising, marketing and trade show expenses, as well as higher personnel costs associated with our increased number of sales and marketing staff. We anticipate that sales and marketing expenses will increase significantly for the foreseeable future as we implement new advertising, branding and marketing campaigns, pursue our growth strategy and hire additional sales and marketing personnel.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $186,875 for the quarter ended March 31, 1999 to $3.4 million for the quarter ended December 31, 1999. Increases in general and administrative expenses were primarily attributable to the increase in administrative staff and leasing additional facilities. We expect to incur higher general and administrative expenses in the foreseeable future as we hire additional personnel to support our operations.

    NON-CASH COMPENSATION AND CONSULTING SERVICES. Non-cash compensation and consulting services resulted from the issuance of stock options and common stock to employees and consultants. Non-cash compensation and consulting services expense increased from $36,808 for the quarter ended March 31, 1999 to $620,926 for the quarter ended December 31, 1999. The increase was primarily related to the increase in stock options granted and the difference between the exercise price and the fair market value of options granted. Deferred non-cash stock-based compensation in connection with stock options granted through December 31, 1999, will be amortized over the vesting periods of these stock options. In addition, we expect to record a significant amount of additional non-cash stock-based compensation expense for stock options granted after December 31, 1999.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $17,983 for the quarter ended March 31, 1999 to $146,860 for the quarter ended December 31, 1999. The increase was primarily related to increased capital expenditures related to the development of our exchange.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Our interest and other income (expense) varied during the periods listed above depending on the cash, cash equivalents and notes payable we maintained. Interest and other income (expense) increased from $(35,126) for the quarter ended March 31, 1999 to $68,543 for the quarter ended December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

    We have incurred losses from operating activities in each of the last three years of operations and expect to continue to incur operating and net losses in the near term. Since inception, we have utilized cash provided by financing activities to fund operating losses, interest expense and capital expenditures. The sources of this cash have primarily been private equity financings and, to a lesser extent, equipment-based financing. As of December 31, 1999, we had approximately $25.8 million of cash and cash equivalents.

    Net cash used in continuing operating activities was $1.3 million for 1997, $2.1 million for 1998 and $7.4 million for 1999. Net cash used in operating activities in each period funded net losses in these periods.

    Net cash provided by (used in) continuing investing activities was $22,855 for 1997, ($111,534) for 1998 and ($987,579) for 1999. The increases in each period resulted primarily from the acquisition of capital assets, primarily computer and office equipment.

    Net cash provided by continuing financing activities was $87,201 for 1997, $1.4 million for 1998 and $36.0 million for 1999. The increase was primarily due to the capital raised through the issuance of notes payable in 1998 and preferred stock in 1999.

    On March 7, 2000, we completed an offering of 2,120,228 shares of our Series D convertible preferred stock. The proceeds from the offering were approximately $41.0 million. We intend to use the proceeds of the offering for working capital and general corporate purposes.

    On November 24, 1999, we completed an offering of 11,980,561 shares of our Series B redeemable preferred stock and 11,980,562 shares of our Series C convertible preferred stock. The proceeds of the offering were approximately $30.5 million and have been used primarily to fund the continued development of our exchange and for working capital and general corporate purposes.

    On April 15, 1999, we completed offerings of an aggregate of 5,124,985 shares of Series A-1 convertible preferred stock. The proceeds from these offerings were approximately $6.0 million. We used the proceeds of this offering for working capital and general corporate expenses.

    We believe that the net proceeds from the offerings discussed above, together with the proceeds from this offering and the revenue from trading on our exchange, will provide sufficient funds for us to expand our business as planned and to fund our operations for at least the next 12 to 18 months. However, the amount of our future capital requirements will depend on a number of factors, including:

    - the timing of the deployment of additional telecommunications switches in various locations around the world;

    - the dates on which we further upgrade our systems and expand the services available to users of our exchange;

    - our staffing levels;

    - whether or not we elect to make any acquisitions of other businesses, assets or technologies;

    - growth in the number of users of our exchange;

    - competitive conditions;

    - developments in domestic and foreign government regulation of the telecommunications industry; and

    - our capital costs.

    We may be required to delay or abandon some or all of our development and expansion plans or we may be required to seek additional sources of financing earlier than currently anticipated, in the event (1) our plans or assumptions change or prove to be inaccurate or (2) the net proceeds of our offerings, cash and investments on hand, equity offerings and future revenues from trading on our exchange prove to be insufficient to fund our growth in the manner and at the rate currently anticipated. In the event we are required to seek additional financing, we cannot assure you that financing will be available on acceptable terms, or at all. Our forecast of the period of time through which our financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially as a result of the factors described above. If we require additional sources of capital, we may seek to sell additional equity or debt securities or secure a bank line of credit. The sale of additional equity or convertible debt could result in additional dilution to our stockholders. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us, or at all.

    The development of our business has required substantial capital. Capital additions consist of capital expenditures, the net increase in property and equipment purchases payable, assets acquired under capital lease obligations and capitalized development costs during the relevant period. During 1999, capital additions totaled $2.7 million and consisted of capital expenditures of approximately $728,000, and a net increase of $1.9 million in property and equipment purchases payable and assets acquired under capital lease obligations. We have also entered into certain agreements associated with the development of our back-office systems, purchase commitments for network expansion and other items. We expect to continue to have substantial capital expenditures in the future.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTs

    In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We do not currently engage in derivative activity and do not expect the adoption of this standard to have a material effect on our business. In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

                                    BUSINESS

OVERVIEW

    Arbinet has created the only Internet-based business-to-business, or B2B, trading exchange through which telecommunications service providers can buy, sell and deliver to each other network capacity, expressed in minutes of available calling time, for international and domestic long distance voice and fax calls. Our exchange is neutral, favoring neither buyers nor sellers, and allows participants to trade anonymously. Physical delivery of traded capacity is made automatically through our multi-port switch using software that we developed and a process that we patented. We handle all invoicing, collection and payment for trades effected on our exchange, evaluate and assume the risk of the creditworthiness of each buyer and provide continuous monitoring and on-line rating of the service quality of each seller's network. By trading capacity on our on-line exchange, telecommunications service providers can enhance the utilization of their networks, increase their revenues and reduce their operating and administrative costs.

INDUSTRY OVERVIEW

    THE GROWTH OF B2B E-COMMERCE

    The Internet is one of the fastest-growing means of communication, reaching consumers and businesses globally. As a result of the explosive growth in the adoption of the Internet as a tool for global commerce and communication, businesses have increasingly developed Internet strategies to improve and expand their businesses. Companies have begun to use the Internet to create business to business, or B2B, networks to streamline complex processes, reduce costs, improve efficiency and exchange information among fragmented groups of buyers and sellers. According to Gartner Group, the volume of non-financial goods and services sold through B2B e-commerce is expected to grow from $145 billion in 1999 to $7.3 trillion in 2004.

    THE GLOBAL TELECOMMUNICATIONS SERVICES INDUSTRY

    The global telecommunications services industry is an $877 billion market characterized by rapid growth, fragmentation, operating inefficiencies, high fixed costs and declining prices. Global deregulation, development and deployment of new technologies and declining technology costs have significantly impacted the industry.

    Until recently, the global telecommunications services industry was dominated by a few large monopolistic telecommunications companies, some of which were government owned. As a result of deregulation and privatization, new national, multi-national and regional companies have entered the market. The development of new, less-expensive, better-performing technologies, such as fiber optics, has enabled these companies to build new high-capacity networks and led to substantial increases in their ability to carry telecommunications traffic. We estimate that approximately 80% of existing international voice telecommunications capacity remains unused, except in peak periods. This growth in competition and capacity has led to declining prices, eroding margins and an industry cost-structure characterized by high fixed costs, related primarily to network construction expenses, and low variable costs. As a result, carriers are under pressure to sell their excess capacity, since available minutes of calling time expire worthless unless used. Historically, there has not existed an expedient centralized mechanism to enable carriers to optimize their existing network capacity. Telecommunications service providers buy and sell capacity based on a labor-intensive, costly and time-consuming bilateral, or one-to-one, contract process.

    These market forces also have led to an extremely high level of operating expenses. In the United States, selling, general and administrative expenses currently represent approximately 25% of the industry's revenues as compared to an average of approximately 16% for all companies.

    We believe the global telecommunications services industry has a fundamental need for an efficient means of trading network capacity in order to optimize network utilization, increase revenues, reduce operating costs and improve profitability.

    We are currently focusing on the market for international and domestic long distance voice and fax calls. According to TeleGeography and the International Telecommunication Union, in 1998 international long distance voice and fax calls aggregated 93 billion minutes, generating $69 billion in total revenues. The number of calling minutes in this market is expected to grow at a rate of approximately 12% annually, and total revenue is expected to grow at a rate of approximately 1.5% annually. We estimate that the service providers in this market include over 1,000 international long distance carriers, over 500 competitive local exchange carriers, or CLECs, and over 250 voice over Internet protocol service providers worldwide.

TRADITIONAL TELECOMMUNICATIONS SERVICES INDUSTRY BUSINESS PRACTICES

    The current methods by which telecommunications service providers allocate network capacity are labor-intensive, costly, time-consuming and take place in the absence of information regarding prevailing market prices and without competitive bidding. A typical transaction in which one telecommunications service provider buys network capacity from another includes the following steps:

    STEP 1: A buyer must identify a seller with available capacity on the desired route at an acceptable price and at the quality level required. Similarly, a seller must identify a buyer requiring capacity on the seller's available route, at the quality level available on the route, and at the price offered by the seller;

    STEP 2: Once the buyer or seller has been identified, the parties negotiate a contract for the purchase and sale of the network capacity;

    STEP 3:  The seller evaluates the creditworthiness of the buyer;

    STEP 4: Once a contract has been entered into, the buyer and seller need to establish interconnections with each other requiring substantial investments in physical infrastructure;

    STEP 5: Once interconnection is achieved, the buyer tests the quality of the seller's network; and

    STEP 6: The parties establish administrative procedures for the invoicing and payment for calls. These settlements typically occur quarterly and involve different procedures for each transaction.

    This one-to-one process is expensive, can take from three to six months for each transaction, binds each party to a contract that may well become obsolete as market conditions change and burdens them with numerous interconnections that must be maintained and managed. In addition, a party has no ability to monitor on a comparative basis the network quality of the other party to which it is interconnected.

OUR SOLUTION

    We believe a centralized exchange-based system for trading network capacity can reduce the operating costs and time and other inefficiencies of existing industry practices for buying and selling network capacity. Our exchange-based trading system permits buyers and sellers to transact business in a broad, liquid, open and transparent market, rather than on a one-to-one basis. An exchange, such as ours, is characterized by:

    - aggregation of buyers and sellers in one location or site;

    - low entry costs required for participation; and

    - access to prices and information relating to availability of services on the exchange.

    We have created the only Internet-based trading exchange providing for the purchase, sale and delivery of international and domestic long distance voice and fax calls. In addition to having all the features of the standard exchange-based trading system, our exchange also incorporates the following attributes:

    - NEUTRAL AND ANONYMOUS. Our exchange is neutral, in that we favor neither buyers nor sellers, and allows participants to trade anonymously.

    - SINGLE POINT OF ACCESS. Using our website, participants in our exchange can continually update the routing, pricing and quality parameters they desire to buy or sell, and then buy or sell accordingly.

    - STANDARDIZED QUALITY CONTROL. We assess and rate the quality of each call transferred on our exchange and simultaneously adjust the seller's quality profile to reflect any changes in the quality of minutes offered on the seller's network.

    - AUTOMATED PHYSICAL DELIVERY. Once an order to purchase is made, our proprietary software automatically interfaces with our switching facilities to route the call to the destination desired at the quality sought for the lowest price available.

    - CENTRALIZED SETTLEMENT. We provide a single invoice for all transactions on our exchange by each seller and buyer in the relevant settlement period. Settlements on our exchange presently occur bi-weekly.

    Use of our exchange to buy or sell network capacity eliminates many of the steps found in traditional one-to-one transactions. Buyers and sellers who use our exchange follow three simple steps:

    STEP 1: A telecommunications service provider registers with our exchange by entering into a standard agreement with us and interconnecting to our switch. Before any trades occur, the provider completes a detailed profile, specifically describing the routes and quality of minutes it proposes to buy or sell. This profile can be changed by the provider at any time by simply accessing our website.

    STEP 2: Once interconnected to our switch, the service provider may trade minutes on our exchange. After a trade is executed, the minutes are routed through our switch according to the route and quality specifications provided by the buyer. Trades take place as the buyer utilizes the minutes.

    STEP 3: The provider settles every two weeks according to a single invoice for all transactions made during the settlement period.

THE BENEFITS OF OUR SOLUTION TO BUYERS AND SELLERS

    Our exchange enables telecommunications service providers to more efficiently utilize their current network capacity, increase revenues, reduce their operating costs relating to network capacity trading and, consequently, significantly improve productivity and profitability.

    The benefits of our exchange to buyers of telecommunications capacity include:

    - LOWER OPERATING COSTS. We expect buyers to experience lower operating costs as a result of reduced labor requirements, as they decrease the level of staff and related expenses required for buying network capacity. We also expect buyers to be able to reduce their network costs, because they will be able to reduce the number of direct interconnections to sellers of network capacity.

    - ACCESS TO MULTIPLE SELLERS. By executing a standard membership contract and establishing a single interconnection to our switch, buyers gain immediate access to and a link with numerous sellers. This eliminates the need for buyers to spend time and resources searching for pricing and route availability information from, and interconnecting with, many different sellers.

    - AUTOMATIC LEAST-COST TRAFFIC ROUTING. Our proprietary software automatically routes traffic to the seller offering the lowest price for the route and quality level designated by the buyer.

    - AVAILABILITY OF NETWORK QUALITY RATINGS. We eliminate the necessity for buyers to assess the quality of each seller's network by providing a centralized and up-to-date source of call quality rating, grading and routing information on our website, enabling buyers to make quality comparisons between sellers based on a variety of criteria.

    - CONVENIENCE AND CONFIDENTIALITY. Trading on our exchange is automated and anonymous. Trades can be completed in minutes and settlement procedures are standardized and centralized; buyers receive a single invoice reflecting all minutes they buy on our exchange.

    The benefits of our exchange to sellers include:

    - LOWER OPERATING COSTS. We expect sellers to experience lower operating costs as they decrease the level of staff required for selling their unused network capacity. We also expect sellers to reduce their network costs by reducing the number of direct interconnections with buyers of network capacity.

    - ACCESS TO MULTIPLE BUYERS. By executing a standard membership contract and establishing a single interconnection to our switch, sellers gain immediate access to and a link with numerous buyers who require the sellers' available routes at prices the sellers are willing to offer. This eliminates the need for sellers to spend time and resources searching for and interconnecting to numerous buyers.

    - ANONYMITY. Sales on our exchange are made on an anonymous basis and, if made at prices lower than those offered by a service provider to its customers in non-exchange transactions, will not lead to requests by those customers for similarly low prices.

    - INCREASED REVENUES. Using our exchange, sellers can monetize unused network capacity by finding buyers for unused capacity and pricing that capacity at a level at which it may be sold. Because of the very low variable costs associated with selling this excess capacity, selling this capacity generally represents a profit opportunity for these service providers.

    - REDUCED FINANCIAL EXPOSURE. We expect sellers to experience reduced financial exposure, since we assume the risk of the creditworthiness of buyers trading on our exchange. We pay sellers for minutes they sell through our exchange prior to collecting payment from buyers of those minutes.

    - CONVENIENCE AND CONFIDENTIALITY. Trading on our exchange is automated and anonymous. Trades can be completed in minutes, and settlement procedures are standardized and centralized. We handle all invoicing for minutes sold on our exchange; sellers receive a single payment from us for reflecting minutes they sell on our exchange.

OUR STRATEGY

    We intend to be the primary centralized market for the purchase, sale and delivery of telecommunications capacity. The following are the key elements of our strategy:

    - INCREASE PARTICIPATION ON OUR EXCHANGE. We intend to continue to add buyers and sellers to our exchange in order to increase liquidity and become the most comprehensive Internet-based exchange for international and domestic long distance voice and fax calls. As a market leader, we expect to benefit from a "network effect," meaning that, we expect sellers to gravitate to the marketplace with the most potential buyers, and buyers to gravitate to the market place with the greatest selection and price competition.

    - EXPAND OUR GEOGRAPHIC PRESENCE. Initially, we are focusing on our first exchange based in New York City. We intend to replicate this exchange by establishing additional switching facilities in various locations, including Frankfurt, Hong Kong, London, Los Angeles, Paris, Sao Paulo, Sydney and Tokyo. Because a significant portion of all global telecommunications traffic is routed through these cities, we believe the establishment of switching facilities there will enable us to better serve existing and potential exchange users worldwide.

    - EXPAND THE SERVICES OFFERED THROUGH OUR EXCHANGE. We intend to enter into and capitalize on strategic alliances with leading Internet, telecommunications and technology companies that will enable us to expand our service offerings by providing us access to telecommunications content, as well as new potential markets. By expanding our service offerings, we believe that we can secure and extend our position as the primary centralized marketplace for the purchase, sale and delivery of telecommunications network capacity.

    - ENHANCE OUR TECHNOLOGY OFFERINGS. We intend to continue to improve our technology to meet the evolving needs of buyers and sellers using our exchange. We expect to continue to develop new technologies that will further automate portions of our trading process, which in turn we expect to improve our ability to process more effectively a large volume of trading on our exchange. We also intend to continue to expend substantial efforts to develop, purchase or license technological advancements that will enhance both the reliability of our exchange and the value we can provide to our users. In addition, we intend to seek acquisition or investment opportunities with businesses that will enhance our technology or expand the range of our services offered through our markekplace.

USERS OF ARBINET--THEXCHANGE

    Users of our exchange consist of telecommunications service providers seeking to buy or sell network capacity. Sellers on our exchange include national, multinational and regional telecommunications carriers and voice over Internet protocol, or VoIP, service providers. Buyers on our exchange include long distance carriers, CLECs, and VoIP service providers.

    As of March 1, 2000, 48 telecommunications service providers were interconnected to our exchange. Of these service users, only 27 had begun to trade actively, either offering minutes for sale or buying minutes offered. For the three month period ended January 31, 2000, five service providers accounted for approximately 74% of the total minutes sold through our exchange. For the same period, five providers accounted for approximately 85% of the total minutes purchased through our exchange.

TECHNOLOGY

    Our business is supported by a state-of-the-art systems platform, which was designed with an emphasis on scaleability, performance and reliability. Our core trading processing systems are patented and proprietary to us. This internal platform was designed to provide real-time connectivity to our users. Our Internet servers utilize standard software to help us conduct secure communications and transactions. We have integrated technology manufactured by Cisco, Clarent and Vocaltec with our systems in order to support and process VoIP transactions. Our systems are located at our facilities in New York City. Our staff provides 24-hour monitoring and engineering support to all of our systems.

    We employ proprietary routing software that automatically and without human intervention directs a buyer's traffic to the seller with the lowest priced minutes and the highest quality within the parameters selected by the buyer for the designated route. We are developing a proprietary operating support system to manage our billing and settlement functions. We provide exchange users with interconnection to our exchange through an in-house switch that is interconnected to the global telecommunications network backbone, eliminating the need for separate direct connections between sellers and buyers of capacity.

INTELLECTUAL PROPERTY

    Our future success depends in part on our proprietary rights and technology. We rely on a combination of patent, copyright, trademark and trade secret laws, employee and third-party non-disclosure agreements and other methods to protect our proprietary rights.

    We own one United States patent, three United States patent applications, and certain corresponding foreign patent applications that relate to a process for clearing telecommunications trading transactions. These patents relate to a process that collects requests to purchase and offers to sell blocks of telecommunications capacity from buyers to sellers of minutes, matches the offers and requests, and delivers the traded minutes between sellers and buyers.

    We also own three United States patents, six United States patent applications, and certain corresponding foreign patent applications that relate to other aspects of telecommunications technology. Although these applications do not explicitly refer to a telecommunications exchange, some of the concepts that they use could be adapted to improve the quantity and quality of telecommunications services offered by a telecommunications exchange.

    While we believe that our issued patents and pending patent applications will help to protect our business, we cannot assure you that:

    - any of our patents can be successfully defended against challenges by third parties;

    - the pending patent applications will be approved and the requested patents will be issued;

    - our competitors or potential competitors will not devise new methods of competing with us that are not covered by our patents or patent applications;

    - our patents will be effective in preventing one or more third parties from utilizing a market system similar to the one disclosed in our patents to offer products or services not covered by our patents;

    - technology pre-dating ours will not be discovered which may diminish the value of or invalidate one or more of our issued patents; or

    - a third party will not have or obtain one or more patents that prevent us from engaging in aspects of our business or will require us to pay for a license to use those features.

    We also own six United States trademark registrations, three United States trademark applications and certain corresponding foreign trademark applications.

SALES AND MARKETING

    We market and sell our services through our direct sales force. Our sales offices are located in Miami, Hong Kong, New York and Tokyo. Since our services relate to multiple departments within an organization, our sales efforts are directed at multiple decision makers, frequently including the chief financial officer, chief information officer and vice president of procurement. We target our sales efforts at the telecommunications industry, and, in particular, the market for international switched long distance voice minutes.

    Our marketing activities include seminar programs, trade shows, Web-site programs, public relations events and direct mailings. We are also engaged in an on-going effort to maintain relationships with key industry analysts.

    As of March 1, 2000, we had 13 employees in our sales and marketing department.

COMPETITION

    The market for our services is competitive, rapidly changing and significantly affected by new service introductions and other market activities of industry participants. We primarily face competition from wholesale telecommunications carriers, wholesale divisions of international long distance carriers, providers of long-haul fiber services, principal trading firms, Internet brokers of telecommunications services and other B2B online exchanges.

    Our current and potential competitors include Enron, AIG Telecom, Band-X and RateXchange. In addition, there are a number of companies, such as Commerce One and Ariba, developing and marketing B2B online solutions targeted at the market for trading telecommunications capacity. Some of these competitors offer Web-based solutions that are designed to enable a telecommunications service provider to more effectively buy or sell telecommunications network capacity.

    Some of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into relationships with larger, more established and well-financed companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we do. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We cannot assure you that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us could adversely affect our business.

GOVERNMENT REGULATION

    FEDERAL

    The FCC has jurisdiction over interstate and international communications. The FCC's rules, regulations and policies impose obligations on carriers providing facilities-based and/or resale telecommunications services.

    We believe our Internet-based exchange is not subject to regulation by the FCC. We do not establish rates for our exchange users and do not present ourselves as a common carrier to the public. We act as a facilitator for telecommunications service providers desiring to exchange minutes. However, absent a ruling from the FCC, there can be no assurance that our operations will be exempt from FCC regulation.

    Should our business operations be found to be subject to FCC regulation, we believe our current FCC Section 214 authorization for the provision of international facilities-based and resale services will allow us to continue our business operations. The FCC reserves the right to condition, modify or revoke any FCC authorizations and may impose fines for violations of the Communications Act or the FCC's rules, regulations or policies promulgated thereunder, or for violations of the telecommunications laws of other countries.

    STATE

    Our intrastate long distance telecommunications services, once provided, will be subject to state laws and regulations, including prior certification, notification, registration, universal service and/or tariff requirements. We currently hold a Certificate of Public Convenience and Necessity to operate as a facilities-based common carrier and reseller of telephone services, including local exchange services, within the State of New York, where our facility is located.

FACILITIES

    Our headquarters are located at 33 Whitehall Street, 19th Floor, New York, NY, where we lease approximately 11,744 square feet. In addition, we lease approximately 7,000 square feet at 226 East 54th Street, New York, NY, and approximately 17,000 square feet at 75 Broad Street, New York, NY. We lease approximately 175 square feet in Miami, Florida and 857 square feet in Hong Kong.

EMPLOYEES

    As of March 1, 2000, we had 49 employees, including 21 in operations, 13 in sales and marketing, and 8 in finance and administration. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

LEGAL PROCEEDINGS

    There are no material legal proceedings pending or, to our knowledge, threatened against us.

                                   MANAGEMENT

    The following table sets forth information with respect to our directors and principal executive officers:

NAME                                          AGE                     POSITION(S)
----                                        --------   ------------------------------------------
Anthony L. Craig..........................     54      Chairman of the Board, Chief Executive
                                                       Officer and President
Alex Mashinsky............................     34      Vice Chairman, Founder and Director
Robert S. Vaters..........................     39      Executive Vice President and Chief
                                                       Financial Officer
Neil A. Torpey............................     39      Executive Vice President, General Counsel
                                                       and Secretary
Norris M. Hall, III.......................     39      Senior Vice President, Director of Network
                                                       Operations
Douglas A. Alexander......................     38      Director
Philip Summe..............................     30      Director
Paul G. Theunissen........................     33      Director
Roland A. Van der Meer....................     39      Director

    ANTHONY L. CRAIG has served as our chairman of the board, president, and chief executive officer since December 1999. From May 1999 until December 1999, Mr. Craig served as a consultant to our company. From August 1998 to May 1999, Mr. Craig was a private investor. From January 1996 through August 1998,
Mr. Craig served as president and chief executive officer of Global Knowledge Network, an employee training company specializing in the technology industry. From September 1993 to December 1995, Mr. Craig served as corporate vice president for Digital Equipment Corporation. From June 1992 through July 1993, Mr. Craig served as senior vice president for Oracle Systems Corp. From
June 1990 through March 1992, Mr. Craig served as president and chief executive officer of C3, Inc., a U.S. government systems integrator. From October 1988 through August 1989, Mr. Craig served as president and chief executive officer of Prime Computer. From June 1983 through September 1988, Mr. Craig served as vice president of General Electric Company and as president and chief executive officer of GE Information Services. Prior to his service with GE, Mr. Craig had a seventeen-year career at IBM Corp., including founding and serving as director of IBM's Alternate Channels Marketing division. Mr. Craig currently serves on the boards of Global Knowledge Network, Mitel Corporation and Bell Industries.

    ALEX MASHINSKY is our founder and serves as our vice chairman and as one of our directors. Mr. Mashinsky served as our chairman, chief executive officer and president from our inception until December 1999. From 1991 to 1996, Mr. Mashinsky also served as the president of VoiceSmart, a company that provided interactive voice response systems to the telecommunications industry. VoiceSmart was dissolved in 1998 following an involuntary bankruptcy proceeding. Mr. Mashinsky is also a founder and member of the board of director of ComGates, a privately held Internet telephony equipment manufacturer.

    ROBERT S. VATERS has served as our executive vice president and chief financial officer since January 2000. From August 1999 to January 2000,
Mr. Vaters served as executive vice president of finance and administration and chief financial officer of Premiere Technologies, Inc., a global supplier of enhanced communications services. From March 1998 to August 1999, Mr. Vaters served as Premiere's managing director for Asia Pacific. From June 1996 to March 1998, Mr. Vaters served as executive vice president of finance and administration and chief financial officer of Xpedite Systems, Inc., a provider of enhanced fax services. From March 1993 to June 1996, Mr. Vaters served as senior vice president and treasurer of Young & Rubicam, a marketing and communications company. From 1996 to 1999, Mr. Vaters served as a member of the board of directors of Rockford Industries.

    NEIL A. TORPEY has served as our executive vice president, general counsel and secretary since January 2000 and as our secretary since April 1999. From February 1995 until January 2000, Mr. Torpey was a partner in the Business Law Department in the New York office of Paul, Hastings, Janofsky & Walker LLP, an international law firm.

    NORRIS M. HALL, III has served as our executive director of network operations since February 2000. From December 1999 to February 2000, Mr. Hall served as senior vice president of Network Operations of Talk.com, an Internet-based telecommunications service provider. From August 1998 to December 1999, Mr. Hall served as senior vice president of network operations of Premiere Technologies, Inc. From January 1997 through August 1998, Mr. Hall served as vice president of network operations of Cable and Wireless, Inc. From February 1995 through August 1997, Mr. Hall served as vice president of data operations of Cable and Wireless, and as vice president of its Internet Exchange operations.

    DOUGLAS A. ALEXANDER has served as one of our directors since April 1999. Mr. Alexander has served as the chairman of the board of directors of VerticalNet, Inc. since 1997. From September 1997 to the present, Mr. Alexander has served as a managing director of Internet Capital Group, Inc. In 1986, Mr. Alexander co-founded Reality Online, Inc., which he sold to Reuters Group in 1994. Mr. Alexander continued to serve as president and chief executive officer of Reality Online, Inc. after its acquisition by Reuters through September 1997. Mr. Alexander currently serves as the chairman of the board of VerticalNet, Inc. and is a member of the board of directors of several Internet companies including Blackboard Inc., ComputerJobs.com, Inc., Deja.com, Inc., eMerge Interactive, Inc., LinkShare Corporation, SageMaker, Inc., StarCite, Inc. and Traffic.com, Inc.

    PHILIP SUMME has served as one of our directors since December 1999. Since July 1998, Mr. Summe has served as a principal at Chase Capital Partners, where he focuses on e-commerce and Internet-related investments. From August 1996 to June 1998, Mr. Summe served as a vice president in corporate finance with the DMG Technology Group. From August 1994 to May 1996, Mr. Summe attended the University of Chicago Graduate School of Business. From August 1991 to
May 1994, Mr. Summe served as a Senior Consultant with Andersen Consulting in its systems integration practice. He currently serves as a director of Buildpoint.com, IWON.com, Starbelly.com, and Paraform and is a board observer at Stamps.com.

    PAUL G. THEUNISSEN has served one of our directors since December 1999. Since 1995, Mr. Theunissen has served as a vice president of J.P. Morgan Capital Corporation, a subsidiary of J.P. Morgan & Co. Mr. Theunissen also serves as a director of Broadslate Networks and Quintessent Communications, and is board observer at Lightship, Inc.

    ROLAND A. VAN DER MEER has served as one of our directors since April 1999. In June 1997, Mr. Van der Meer founded and became a general partner of ComVentures, a venture capital firm. From June 1993 to June 1997, Mr. Van der Meer was a partner of Partech International, a venture capital investment firm. Mr. Van der Meer also serves as a director of Broadview Networks, SiteSmith, Universal Access and Zantaz.com.

CLASSES OF THE BOARD

    Upon the completion of this offering, our board of directors will be divided into three classes that serve staggered three-year terms as follows:

CLASS                               EXPIRATION               MEMBER
-----                               ----------   ------------------------------
Class I...........................     2001      Roland A. Van der Meer,
                                                 Douglas A. Alexander and Alex
                                                 Mashinsky
Class II..........................     2002      Philip Summe and Paul G.
                                                 Theunissen
Class III.........................     2003      Anthony L. Craig

COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors has standing audit and compensation committees.

    The audit committee consists of Messrs. Summe, Theunissen and Alexander. Among other functions, the audit committee:

    - makes recommendations to the board of directors regarding the selection of independent auditors;

    - reviews the results and scope of the audit and other services provided by our independent auditors;

    - reviews our financial statements; and

    - reviews and evaluates our internal control functions.

    The compensation committee consists of Messrs. Van der Meer and Theunissen. The compensation committee makes recommendations to the board of directors regarding the following matters:

    - executive compensation;

    - salaries and incentive compensation for our employees and consultants; and

    - the administration of our stock option plans.

NON-EMPLOYEE DIRECTOR COMPENSATION

    We reimburse directors for any expenses incurred in attending meetings of our board of directors and committees of our board.

EXECUTIVE COMPENSATION

    The following table sets forth information for the fiscal year ended December 31, 1999 concerning compensation we paid to our chief executive officer and our other four most highly compensated executive officers during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                               COMPENSATION
                                                           ANNUAL COMPENSATION                    AWARDS
                                                  --------------------------------------       ------------
                                                                               OTHER            SECURITIES
                                                                               ANNUAL           UNDERLYING
NAME AND PRINCIPAL POSITION              YEAR      SALARY         BONUS     COMPENSATION         OPTIONS
---------------------------            --------   --------       --------   ------------       ------------
Anthony L. Craig, Chairman of the
  Board, Chief Executive Officer and
  President..........................    1999     $    --(1)     $    --      $     (2)           1,747,636
Alex Mashinsky,
  Vice-Chairman and Founder (3)......    1999     224,653         16,000       646,005            2,647,561
Rachelle Rees McCarthy, Chief
  Operating Officer..................    1999     153,639         13,000         1,806              152,250
Robert Barbiere, Vice President,
  Product Development................    1999     137,535         12,000         5,773               62,125
Robert Sorrentino, Vice President,
  Network Infrastructure Planning....    1999      92,500         18,300            --               36,750

------------------------

(1) Mr. Craig entered into an employment agreement with us in December 1999. He did not earn any salary for the year ended December 31, 1999 in his capacity as chairman of the board, chief executive officer and president.

(2) For the year ended December 31, 1999, Mr. Craig earned $94,980 for consulting services he provided to us.

(3) Mr. Mashinsky served as our chairman of the board, chief executive officer and president until Mr. Craig's appointment to those positions in December 1999.

STOCK OPTION INFORMATION

    The following table sets forth certain information regarding options granted in 1999 to the executive officers named in the Summary Compensation Table above.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1999

                                          % OF TOTAL
                             NUMBER OF     OPTIONS                                   POTENTIAL REALIZABLE VALUE AT
                             SECURITIES    GRANTED                                      ASSUMED ANNUAL RATES OF
                             UNDERLYING       TO        EXERCISE                      STOCK PRICE APPRECIATION FOR
                              OPTIONS     EMPLOYEES        OR                               OPTION TERM (1)
                              GRANTED     IN FISCAL    BASE PRICE     EXPIRATION     ------------------------------
NAME                            (#)          YEAR      (PER SH.)         DATE              5%              10%
----                         ----------   ----------   ----------   --------------   --------------   -------------
Anthony L. Craig...........    313,772        5.4%        $0.11       May 24, 2004      $101,717        $  128,355
                             1,433,864       24.5%         0.25                 --       464,824           586,550
Alex Mashinsky.............  2,647,561       45.3%         0.01     April 14, 2004       858,274         1,083,037
Rachelle Rees McCarthy.....    152,250        2.6%         0.11     April 14, 2004        49,356            62,281
Robert Barbiere............     62,125        1.1%         0.11     April 14, 2004        20,139            25,413
Robert Sorrentino..........     36,750         .6%         0.11     April 14, 2004        11,913            15,033

------------------------

(1) There was no public market for our common stock as of December 31, 1999. Therefore, the amounts set forth in this column represent the fair market value of each of our shares of common stock as of December 31, 1999 and on the date of grant, as determined by our board. Our board determined the fair market value of our common stock on December 31, 1999 was $.0254 per share.

    The following table sets forth certain information concerning options held by executive officers named in the Summary Compensation Table on December 31, 1999.

                         FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                              SHARES                     UNDERLYING UNEXERCISED                 IN-THE-MONEY
                             ACQUIRED      VALUE     OPTIONS AT FISCAL YEAR-END (#)    OPTIONS AT FISCAL YEAR-END (1)
                            ON EXERCISE   REALIZED   -------------------------------   -------------------------------
NAME                            (#)         (1)      EXERCISABLE       UNEXERCISABLE   EXERCISABLE       UNEXERCISABLE
----                        -----------   --------   -----------       -------------   -----------       -------------
Anthony L. Craig..........          --         --     1,747,636                 --       $45,183            $    --
Alex Mashinsky............   2,647,561    $646,005           --                 --            --                 --
Rachelle Rees McCarthy....      12,538      1,806            --            189,866            --             27,341
Robert Barbiere...........          --         --        14,017             62,143         3,418              8,949
Robert Sorrentino.........          --         --         3,500             47,250           504              6,804

------------------------

(1) There was no public market for our common stock as of December 31, 1999. Therefore, the amounts set forth in this column represent the fair market value of each of our shares of common stock as of December 31, 1999 and on the date of grant, as determined by our board. Our board determined the fair market value of our common stock on December 31, 1999 was $.0254 per share.

AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN

    We view share options as a key financial incentive to attract, motivate and retain our talented employees. Accordingly, we have adopted our 1997 stock incentive plan which, as amended, provides for the issuance of up to 10,426,918 shares of common stock. Our 1997 stock incentive plan allows for the grant of incentive stock options qualified within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986 and non-qualified stock options, which do not so qualify. Each option granted under the plan is evidenced by an agreement that specifies the terms and conditions of the grant. The plan also provides for the issuance of stock appreciation rights, dividend equivalent rights, restricted stock and restricted stock units.

    Our 1997 stock incentive plan is administered by the compensation committee of our board of directors. Although subject to the limitations in our 1997 stock incentive plan, the compensation committee has authority to determine to whom options may be granted. The compensation committee also has the authority to determine the specific terms of any options granted, including the exercise price, the number of shares subject to each option, the conditions for vesting, the expiration date and the form of consideration payable upon exercise. All of our directors, officers, employees and consultants are eligible for non-qualified stock option grants, dividend equivalent rights, restricted stock and restricted stock units; however, incentive stock options may only be granted to our employees.

    The exercise price of an incentive stock option cannot be less than 100% of the fair market value of a common share on the grant date, provided that no person who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of our shares, referred to below as a "Ten-Percent Shareholder," may receive incentive stock options unless the exercise price is at least 110% of the fair market value of a share of common stock on the grant date. Options granted under the 1997 stock incentive plan are not transferable by the optionee, other than by will or by the laws of descent and distribution. All options issued under the 1997 stock incentive plan will have a term no longer than 10 years from the grant date, except that in the case of incentive stock options granted to a Ten-Percent Shareholder, the term shall not exceed five years. The 1997 stock incentive plan terminates on August 20, 2007 but such termination will not affect the validity of any outstanding option.

    At March 1, 2000, options to purchase 3,327,659 shares of common stock were outstanding under the 1997 stock incentive plan and 2,036,538 shares remained available for future option grants. The average weighted exercise price for these outstanding options is $1.03 per share. Most of these outstanding options become exercisable in tranches (25% of the options on the first anniversary of the grant date, and the remaining 75% of the options vest monthly over a three year period).

    Our board of directors may amend, alter, suspend, or terminate the 1997 stock incentive plan at any time, provided however, that the board must first seek the approval of stockholders, if required by law or regulation, and that of each affected optionee if such amendment, alteration, suspension or termination would adversely affect his or her obligations under any option granted prior to that date.

EMPLOYMENT AGREEMENTS

    We entered into an employment agreement with Anthony L. Craig, our chairman of the board, chief executive officer and president, as of December 3, 1999. Pursuant to this agreement, Mr. Craig is entitled to an annual base salary of $300,000 prior to our initial public offering; his salary will increase to $350,000 after this offering. While Mr. Craig remains employed by us, we will pay him a living allowance of up to $10,000 per month to cover his housing, automobile and other living expenses in New York and his travel to and from his permanent residence. In addition, the agreement grants Mr. Craig the right to purchase up to 1,147,091 shares of our common stock at a price of $0.254 per share, subject to our right to repurchase these shares for $0.254 per share, subject to adjustment to take into account any intervening stock split, recapitalization, extraordinary distribution, or other transaction affecting our capital structure. This right of repurchase will lapse as to 1/48th of the granted shares on each one-month anniversary of December 1, 1999 that Mr. Craig remains employed by us and as to 100% of the granted shares in the event of a change of control. The agreement also provides Mr. Craig with an additional right to purchase up to 286,773 shares of our common stock at a price of $0.254 per share, subject to our right to repurchase these shares for $0.254 per share. This repurchase right expires in two equal tranches according to the following schedule:

    - 50% upon implementation of back office systems, including but not limited to operations support systems and clearing and settlement systems, of sufficient quality and scale to support our projected volume of telecommunications traffic; and

    - 50% upon completion of an initial public offering of our common stock resulting in a pre-offering valuation of our company of at least
      $500 million.

This additional right, to the extent not exercised, will terminate upon the termination of Mr. Craig's employment. Mr. Craig has been provided by us with a loan to purchase these additional shares. If Mr. Craig's employment is terminated without cause after the hiring of a new chief executive officer, then the repurchase rights will lapse completely as to 30/48ths of the shares. The repurchase rights with respect to the remaining shares will lapse ratably during the 18 month period following the date of Mr. Craig's termination in return for his ongoing commitment, on a full-time or part-time basis as requested by our then acting chief executive officer, to assist us in transition during the 12 month period immediately after the hiring of the new chief executive officer.

    Further, we are required to reimburse Mr. Craig for all reasonable and necessary travel, business entertainment and other business expenses reasonably incurred by him in connection with the performance of his duties under his employment agreement. In addition, Mr. Craig is entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, and other benefit plans which are made generally available by us to our most senior executives, which we, in our sole discretion, may at any time amend or terminate. Under this agreement, if Mr. Craig is terminated other than for cause he will be entitled to severance pay equal to six months' base salary, reimbursements for certain COBRA payments, an amount equal to potential employer contributions to our retirement plans and accrued but unpaid salary, vacation and expenses.

    We entered into an agreement with Alex Mashinsky, our vice chairman and founder, as of December 2, 1999. Pursuant to this agreement, Mr. Mashinsky is entitled to an annual salary of $200,000. In addition, Mr. Mashinsky is entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, and other benefit plans which are made generally available by us to our most senior executives, which we, in our sole discretion, may at any time amend or terminate. Furthermore, the agreement provides that 2,059,214 shares of common stock held by Mr. Mashinsky are subject to a right of repurchase by us at $.01 per share in the event that Mr. Mashinsky's employment with us is terminated by us for cause or by Mr. Mashinsky for any reason. The price per share under the repurchase right shall be adjusted to take into account any intervening stock split, recapitalization, extraordinary distribution or other transaction affecting our capital structure. The repurchase right will lapse as to 1/28th of the shares on each one-month anniversary of the date of the agreement and as to 100% of the shares in the event that Mr. Mashinsky's employment is terminated for good reason, as defined in the agreement. The agreement also contains a noncompetition clause which prevents Mr. Mashinsky from working for one of our competitors for a period of one year after Mr. Mashinsky ceases to be employed by us.

    We entered into an agreement with Robert S. Vaters, our executive vice president and chief financial officer, as of December 27, 1999. Pursuant to this agreement, Mr. Vaters is entitled to a base salary of $225,000 prior to an initial public offering; his salary will increase to $250,000 after such offering. In addition, we granted Mr. Vaters a $50,000 "sign-on" bonus for accepting our employment offer. Mr. Vaters' agreement also provides for the grant of options to purchase 350,000 shares of our common stock at an exercise price of $0.254, which vest in the following manner:

    - 1/48th of the shares become exercisable on the last day of every month that Mr. Vaters is employed;

    - if an initial public offering occurs within the first year of Mr. Vaters' employment, the vesting will accelerate to effect 12 months of vesting on the last day of the month in which the closing of this offering occurs;

    - unvested options will vest 1/36th per month after the month in which the closing of this offering occurs; and

    - all of the shares will vest immediately before a change of control event, as defined in the agreement.

The agreement also contains a noncompetition clause which prevents Mr. Vaters from working for any of our competitors for a period of one year after Mr. Vaters ceases to be employed by us. In addition, Mr. Vaters is entitled to participate in all of our employee benefit programs. Furthermore, under his agreement, if Mr. Vaters is terminated other than for cause he will be entitled to severance pay equal to twelve months' base salary, reimbursements for certain COBRA payments, an amount equal to potential employer contributions to our retirement plans and accrued but unpaid salary, vacation and expenses.

    We entered into an agreement with Neil A. Torpey, our executive vice president, general counsel and secretary, as of January 6, 2000. Pursuant to this agreement, Mr. Torpey is entitled to a base salary of $200,000. In addition, we granted Mr. Torpey a $25,000 "sign-on" bonus for accepting our employment offer. Mr. Torpey's agreement also provides for the grant of options to purchase 175,000 shares of our common stock at an exercise price of $0.254, which vest in the following manner:

    - 1/48th of the shares become exercisable on the last day of every month that Mr. Torpey is employed;

    - if an initial public offering occurs within the first year of Mr. Torpey's employment, the vesting will accelerate to effect 12 months of vesting on the last day of the month in which the closing of this offering occurs;

    - unvested options will vest 1/36th per month after the month in which the closing of this offering occurs; and

    - all of the shares will vest immediately before a change of control event, as defined in the agreement.

The agreement also contains a noncompetition clause which prevents Mr. Torpey from working for any of our competitors for a period of one year after Mr. Torpey ceases to be employed by us. In addition, Mr. Torpey is entitled to participate in all of our employee benefit programs. Furthermore, under his agreement, if Mr. Torpey is terminated other than for cause he will be entitled to severance pay equal to twelve months' base salary, reimbursements for certain COBRA payments, an amount equal to potential employer contributions to our retirement plans and accrued but unpaid salary, vacation and expenses.

    We entered into an agreement with Norris M. Hall, III, our senior vice president and director of network operations, as of February 18, 2000. Pursuant to this agreement, Mr. Hall is entitled to a base salary of $212,500. In addition, we granted Mr. Hall a $100,000 "sign-on" bonus for accepting our employment offer. Mr. Hall's agreement also provides for the grant of options to purchase 200,000 shares of our common stock at an exercise price of $0.254, which vest in the following manner:

    - 1/48th of the shares become exercisable on the last day of every month that Mr. Hall is employed;

    - if an initial public offering occurs within the first year of Mr. Hall's employment, the vesting will accelerate to effect 12 months of vesting on the last day of the month in which the closing of this offering occurs;

    - unvested options will vest 1/36th per month after the month in which the closing of this offering occurs; and

    - all of the shares will vest immediately before a change of control event, as defined in the agreement.

The agreement also contains a noncompetition clause which prevents Mr. Hall from working for any of our competitors for a period of one year after Mr. Hall ceases to be employed by us. In addition, Mr. Hall is entitled to participate in all of our employee benefit programs. Furthermore, under his agreement, if Mr. Hall is terminated other than for cause he will be entitled to severance pay equal to twelve months' base salary, reimbursements for certain COBRA payments, an amount equal to potential employer contributions to our retirement plans and accrued but unpaid salary, vacation and expenses.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OUR INDEBTEDNESS TO STOCKHOLDERS AND DIRECTORS

    From January 1999 to August 1999, Alex Mashinsky, our founder and vice chairman, loaned an aggregate of approximately $175,000 to us, the principal of which we repaid in full in September 1999. In January 1999, we issued 674,647 shares of common stock to Mr. Mashinsky to pay the accrued interest on these loans.

    In March 1998, we entered into a loan agreement with Robert Stavis, one of our former directors, pursuant to which he loaned to us an aggregate amount of approximately $450,000. In April 1999, Mr. Stavis agreed to exchange this loan, including principal and accrued interest totaling $540,000, for 350,341 shares of our common stock and options to purchase 86,557 shares of our common stock at an exercise price of $.09 per share.

INDEBTEDNESS OF STOCKHOLDERS AND DIRECTORS TO US

    On December 2, 1999, we entered into a loan agreement with Alex Mashinsky, our founder and vice chairman. Pursuant to this agreement, we loaned
Mr. Mashinsky $236,476 to enable him to acquire 2,647,561 shares of our common stock.

    On February 8, 2000, we entered into two separate loan agreements with Anthony L. Craig, our chairman of the board, chief executive officer and president. Pursuant to these agreements, we loaned Mr. Craig an aggregate of approximately $364,201 to enable him to exercise his right to acquire 1,433,864 shares of our common stock which he was granted under his employment agreement.

STOCK PURCHASES BY OUR STOCKHOLDERS AND DIRECTORS

    On April 15, 1999, we completed the private placement of an aggregate of 5,124,985 shares of Series A-1 preferred stock for a total purchase price of $6.0 million. Investors included Communications Ventures III, L.P., Communications Ventures III CEO & Entrepreneurs' Fund, L.P., Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P., Credit Suisse First Boston Bedrock Fund, L.P., and Internet Capital Group, Inc. Our directors, Roland A. Van der Meer and Douglas A. Alexander, are affiliated with Communications Ventures III, L.P. and Communications Ventures III CEO & Entrepreneurs' Fund, L.P. and Internet Capital Group, respectively. Credit Suisse First Boston Corporation, one of our underwriters, is an affiliate of the Bedrock Capital Partners I, L.P. and Credit Suisse First Boston Bedrock Fund, L.P.

    On September 30, 1999, we amended the purchase agreement entered into on April 15, 1999 and completed the private placement of 1,259,659 shares of Series A-2 preferred stock and 722,163 warrants to purchase common stock for a total purchase price of approximately $2.3 million. Investors included Communications Ventures III, L.P., Communications Ventures III CEO & Entrepreneurs' Fund, L.P., Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P., Credit Suisse First Boston Bedrock Fund, L.P., Internet Capital Group, Inc. and Robert Stavis. Mr. Stavis acquired 26,801 shares of Series A-2 preferred stock in connection with this financing.

    On December 2, 1999, we completed the private placement of 11,980,561 shares of Series B cumulative redeemable senior preferred stock and 11,980,562 shares of Series C cumulative convertible senior preferred stock for a total purchase price of approximately $30.5 million. Investors included Communications Ventures III, L.P., Communications Ventures III CEO & Entrepreneurs' Fund, L.P., Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P., Credit Suisse First Boston Bedrock Fund, L.P., Internet Capital Group, Inc., J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., CB Capital Investors, L.P., BancBoston Ventures Inc., Robert Stavis, Bayview I, L.P., Bayview II, L.P., Belfrey Partners, L.P. and Augusta Partners L.P. BancBoston Ventures, Inc., Bayview I, L.P. and Bayview II, L.P. are affiliated with FleetBoston Robertson Stephens Inc., one of our underwriters. Two of our directors, Paul G. Theunissen and Philip Summe, are affiliated with J.P. Morgan Investment Corporation and CB Capital Investors, L.P., respectively. Belfrey Partners, L.P. is an affiliate of U.S. Bancorp Piper Jaffray Inc., one of our underwriters. Augusta Partners L.P. is an affiliate of Neil A. Torpey, our executive vice president, general counsel and secretary.

    On March 7, 2000, we completed the private placement of 2,120,228 shares of Series D preferred stock for a total purchase price of approximately
$41.0 million. Investors included Van Wagoner Capital Management, Breakaway Capital (an affiliate of Internet Capital Group, Inc.), investors affiliated with Amerindo Investment Advisors, Inc., Communications Ventures III, L.P., Communications Ventures III CEO & Entrepreneurs' Fund, L.P., Bedrock Capital Partners I, L.P., Credit Suisse First Boston Bedrock Fund, L.P., Internet Capital Group, Inc., J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., CB Capital Investors, L.P., BancBoston Ventures, Inc., Robert Stavis, Belfrey Partners, L.P. and Augusta Partners L.P.

OUR STOCK REPURCHASES

    We entered into a Series A-2 Restructuring Agreement, dated as of November 24, 1999 with some of our existing shareholders. Pursuant to the Restructuring Agreement, we purchased from these shareholders all the outstanding shares of Series A-2 convertible preferred stock and related warrants which were sold to the shareholders in September 1999, and issued in return Series B and C preferred stock as part of the transaction described above. Under the Restructuring Agreement, and in lieu of payment to these shareholders of interest accrued on their respective shares of Series A-2 preferred stock, we issued to our related parties warrants to purchase 184,924 common shares, with an exercise price per share of $0.05 in the amounts as follows:

NAME OF SHAREHOLDER                                          NUMBER OF WARRANTS
-------------------                                          ------------------
Bedrock Capital Partners I, L.P............................        54,810
Communications Ventures III, L.P...........................        56,208
Communications Ventures III CEO & Entrepreneurs' Fund,
  L.P......................................................         2,810
Credit Suisse First Boston Bedrock Fund, L.P...............         2,296
Internet Capital Group, Inc................................        59,018
Robert Stavis..............................................         3,935
VBW Employee Bedrock Fund, L.P.............................         1,912

AGREEMENTS WITH RELATED PARTIES

    In July 1999, we entered into a consulting agreement with Breakaway Solutions, Inc. Pursuant to the terms of the consulting agreement, we retained Breakaway to assess the current state of our online exchange initiative and provide us with recommended systems solutions. Internet Capital Group, Inc., one of our principal stockholders, owns 39.9% of Breakaway's common stock. Breakaway's chairman of the board, Christopher H. Greendale, serves as a managing director of operations of Internet Capital Group, Inc. and another Breakaway director, Walter W. Buckley, is a co-founder and serves as president, chief executive officer and a director of Internet Capital Group, Inc. Additionally, Douglas A. Alexander, one of our directors, is a managing director of Internet Capital Group, Inc.

TRANSACTIONS WITH AFFILIATES OF OUR EXECUTIVE OFFICERS

    During 1999, Paul, Hastings, Janofsky & Walker, LLP, a law firm of which Neil A. Torpey, our executive vice president, general counsel and secretary was formerly a partner, provided us with various legal services. Fees for these services were approximately $400,000.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of March 8, 2000 and as adjusted to give effect to the sale of common stock offered hereby, certain information regarding beneficial ownership of our common stock by:

    - each person who is known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

    - each director;

    - each executive officer named in the "Summary Compensation Table"; and

    - all directors and executive officers as a group.

    The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                 SHARES BENEFICIALLY OWNED (1)
                                                             --------------------------------------
                                                                          PERCENTAGE    PERCENTAGE
                                                                            OWNED         OWNED
NAME AND BUSINESS ADDRESS OF                                 NUMBER OF    BEFORE THE      AFTER
BENEFICIAL OWNER                                               SHARES      OFFERING    THE OFFERING
----------------------------                                 ----------   ----------   ------------
PRINCIPAL STOCKHOLDERS
ComVentures (2)............................................   3,679,228      12.16%
  505 Hamilton Avenue, Suite 305
  Palo Alto, CA 94301
Bedrock Capital Partners I, L.P. (3).......................   3,649,946      12.13%
  One Boston Place, Suite 3310
  Boston, MA 02108
CB Capital Investors, L.P..................................   3,157,111      10.51%
  380 Madison Avenue, 12th Floor
  New York, NY 10017
JP Morgan Investment Corporation (4).......................   3,157,111      10.51%
  60 Wall Street
  New York, NY 10260
Internet Capital Group, Inc. (5)...........................   2,389,721       7.94%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
BancBoston Ventures, Inc...................................   2,057,798       6.85%
  175 Federal Street, 10th Floor
  Boston, MA 02110
DIRECTORS AND EXECUTIVE OFFICERS
Anthony L. Craig (6) (7)...................................   1,747,636       5.82%
Alex Mashinsky (7).........................................   6,752,209      22.49%
Robert S. Vaters (7) (8)...................................      43,750          *
Neil A. Torpey (7) (9).....................................      28,730          *
Norris M. Hall, III (7) (10)...............................      20,833          *

                                                                 SHARES BENEFICIALLY OWNED (1)
                                                             --------------------------------------
                                                                          PERCENTAGE    PERCENTAGE
                                                                            OWNED         OWNED
NAME AND BUSINESS ADDRESS OF                                 NUMBER OF    BEFORE THE      AFTER
BENEFICIAL OWNER                                               SHARES      OFFERING    THE OFFERING
----------------------------                                 ----------   ----------   ------------
Douglas A. Alexander (11)..................................   2,389,721       7.94%
Philip Summe (12)..........................................   3,157,111      10.51%
Paul G. Theunissen (13)....................................   3,157,111      10.51%
Roland A. Van der Meer (14)................................   3,679,228      12.16%
All directors and executive officers as a group
  (nine persons) (15)......................................  20,976,329      69.37%

------------------------

*   Less than 1%.

(1) Calculated according to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of the options, warrants, rights or conversion privileges. However, these shares are not deemed outstanding for the purpose of calculating the percentage owned by any other person listed. As of March 1, 2000, we had 10,800,952 shares of common stock outstanding.

(2) Includes 3,446,161 shares of common stock and warrants to purchase 56,208 shares of common stock owned by Communications Ventures III, L.P. and 174,049 shares of common stock and warrants to purchase 2,810 shares of common stock which are owned by Communications Ventures III CEO & Entrepreneurs' Fund, L.P.

(3) Includes 3,334,859 shares of common stock and warrants to purchase 54,810 shares of common stock owned by Bedrock Capital Partners I, L.P., 116,346 shares of common stock and warrants to purchase 1,912 shares of common stock owned by VBW Employee Bedrock Fund, L.P. and 139,723 shares of common stock and warrants to purchase 2,296 shares of common stock owned by Credit Suisse First Boston Bedrock Fund, L.P.

(4) Includes 2,810,465 shares of common stock owned by JP Morgan Investment Corporation and 346,646 shares of common stock which are owned by Sixty Wall Street SBIC Fund, L.P.

(5) Includes warrants to purchase 59,018 shares of common stock.

(6) Includes 1,433,864 shares of common stock which are subject to a right of repurchase by Arbinet, pursuant to the terms of Mr. Craig's employment agreement with Arbinet dated as of December 3, 1999.

(7) The business address of these persons is Arbinet Holdings, Inc., 33 Whitehall Street, 19th Floor, New York, NY 10004.

(8) Excludes options to purchase 306,250 shares of common stock granted to Mr. Vaters under our 1997 stock incentive plan which are not exercisable within 60 days of March 8, 2000.

(9) Includes 10,501 shares of common stock owned by Augusta Partners L.P., which are included as a result of Mr. Torpey's affiliation with Augusta Partners L.P. Excludes options to purchase 156,771 shares of common stock granted to Mr. Torpey under our 1997 stock incentive plan which are not exercisable within 60 days of March 8, 2000.

(10) Excludes options to purchase 179,167 shares common stock granted to Mr. Hall under our 1997 stock incentive plan which are not exercisable within 60 days of March 8, 2000.

(11) Consists of shares of common stock owned by Internet Capital Group, Inc., which are included as a result of Mr. Alexander's affiliation with Internet Capital Group, Inc. Mr. Alexander disclaims beneficial ownership of all shares owned by Internet Capital Group, Inc. The business address of Mr. Alexander is Internet Capital Group, Inc., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087.

(12) Consists of shares of common stock owned by CB Capital Investors, L.P. which are included as a result of Mr. Summe's affiliation with CB Capital Investors, L.P. Mr. Summe disclaims beneficial ownership of all shares owned by CB Capital Investors, L.P. The business address of Mr. Summe is CB Capital Investors, L.P., 380 Madison Avenue, 12th Floor, New York, NY 10017.

(13) Consists of shares of common stock owned by J.P. Morgan Investment Corporation and shares of common stock owned by Sixty Wall Street SBIC Fund, L.P., which are included as a result of Mr. Theunissen's affiliation with both J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, L.P. Mr. Theunissen disclaims beneficial ownership of all shares owned by both J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, L.P. The business address of Mr. Theunissen is J.P. Morgan Investment Corporation, 60 Wall Street, New York, NY 10260.

(14) Consists of shares of common stock owned by Communications Ventures III, L.P. and shares of common stock which are owned by Communications Ventures III CEO & Entrepreneurs' Fund, L.P. which are included as a result of Mr. Van der Meer's affiliation with ComVen III, LLC, the general partner of each of Communications Ventures III, L.P. and Communications Ventures III CEO & Entrepreneurs' Fund, L.P. Mr. Van der Meer disclaims beneficial ownership of all shares owned by ComVen III, LLC. The business address of Mr. Van der Meer is ComVentures, 505 Hamilton Avenue, Suite 305, Palo Alton, CA 94301.

(15) Includes an aggregate of 82,812 shares of common stock which are issuable to our directors and officers as a group under options which are exercisable within 60 days of March 8, 2000 and excludes an aggregate of 642,188 shares of common stock which are issuable to our directors and officers as a group under options which are not exerciseable within 60 days of March 8, 2000.

    The above table includes our Series A-1, C and D convertible preferred stock, but does not include the following transactions or arrangements with respect to our common stock:

    - 2,036,538 shares of common stock reserved for issuance upon exercise of options we may grant under the plan; and

    - the redemption of 11,980,561 shares of Series B preferred stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    We are authorized to issue 150,000,000 shares of common stock, $0.001 par value, and 40,000,000 shares of preferred stock, $0.001 par value, with 10,000,000 shares of preferred stock designated as Series A-1 preferred stock, 12,000,000 shares of preferred stock designated as Series B cumulative redeemable senior preferred stock, 12,000,000 designated as Series C cumulative convertible senior preferred stock and 3,000,000 designated as Series D convertible preferred stock.

COMMON STOCK

    As of March 1, 2000, there were 10,800,952 shares of common stock outstanding. All outstanding shares of common stock are fully paid and non-assessable.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by our stockholders.

    Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

    Authorized preferred stock may be issued from time to time by our board of directors, in one or more series. Subject to the provisions of our amended and restated articles of incorporation and the limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue the authorized preferred stock, to fix the number of shares and to change the number of shares constituting any series. The board of directors is also authorized to provide for or change the rights and powers thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the preferred stock of any class or series, in each case without any further action or vote by the shareholders.

    One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect continuity of our management. The issuance of preferred stock may adversely affect the rights of the holders of common stock. For example, our preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into common stock. Accordingly, the issuance of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

    SERIES A-1 PREFERRED STOCK

    We have 5,124,985 shares of Series A-1 preferred stock outstanding. Each share of Series A-1 preferred stock will automatically convert into one share of common stock upon the consummation of this offering, subject to certain specified adjustments.

    SERIES B CUMULATIVE REDEEMABLE SENIOR PREFERRED STOCK

    We have 11,980,561 shares of Series B cumulative redeemable senior preferred stock outstanding. The shares of Series B preferred stock are not convertible. The Series B preferred stock is subject to redemption on the earlier of the closing of this offering or on November 24, 2004, at a price equal to the original Series B stock issue price, plus any accrued but unpaid dividends on such shares of Series B cumulative redeemable senior preferred stock. We will redeem the Series B preferred stock upon completion of this offering.

    SERIES C CUMULATIVE CONVERTIBLE SENIOR PREFERRED STOCK

    We have 11,980,562 Series C cumulative convertible senior preferred stock outstanding. Each share of Series C preferred stock shall automatically convert into one share of common stock upon the consummation of this offering, subject to certain specified adjustments.

    SERIES D CONVERTIBLE PREFERRED STOCK

    We have 2,120,228 Series D convertible preferred stock outstanding. Each share of Series D preferred stock shall automatically convert into one share of common stock upon the consummation of this offering, subject to certain specified adjustments.

COMMON STOCK WARRANTS

    In connection with the Series A-2 Restructuring Agreement entered into on November 24, 1999, we issued warrants to some of our stockholders to purchase 184,924 shares of common stock at an exercise price of $0.05 per share. As of the closing of this offering, these warrants, if not previously exercised, will terminate.

DELAWARE ANTI-TAKEOVER LAW

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

    - a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder"),

    - an affiliate of an interested stockholder, or

    - an associate of an interested stockholder

for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of more than 10% of our assets.

    However, the above provisions of Section 203 do not apply if:

    - our board approves the transaction that made the stockholder an "interested stockholder," prior to the date of that transaction;

    - after the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are officers and directors of our company; or

    - on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder."

    This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

CLASSIFIED BOARD OF DIRECTORS

    Upon completion of this offering, our directors will be divided into three classes, with regular three-year staggered terms and initial terms of three years for class III directors, two years for class II directors and one year for class I directors. This could prevent a party who acquires control of the majority of the outstanding voting stock from immediately obtaining control of our board of directors.

SHAREHOLDERS RIGHTS PLAN

    Our board of directors has authorized adoption of a shareholders rights plan. The rights plan is a takeover defense mechanism, which will involve the declaration of a dividend to our existing stockholders of a "right" to purchase additional shares at a designated price on a triggering event. The rights plan will include provisions which will enable holders, in the event of a merger or acquisition with or by a hostile party in which we survive, to purchase our shares at a discount. The rights plan will also include provisions which will enable holders, in the event of a merger or acquisition with or by a hostile party in which the hostile party survives, to purchase shares of that party at a discount.

SPECIAL MEETINGS OF STOCKHOLDERS

    Our bylaws provide that special meetings of our stockholders may only be called by our president, board or the holders of at least one-fifth of all the shares of any class outstanding and entitled to vote. This may have the effect of delaying or preventing a change in control.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our certificate of incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

    - for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

    Our bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

    - we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, as amended, our bylaws or agreements; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

    We intend to obtain directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

    The limitation of liability and indemnification provisions in our certificate of incorporation, as amended, and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market following this offering, including shares issued upon exercise of outstanding options or options that may be granted after this offering, could harm market prices and could impair our ability to raise capital through the sale of our
equity securities. As described below, less than   % of our shares currently
outstanding will be available for sale immediately after this offering because of restrictions on resale. Sales of a substantial amount of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

    Upon the closing of this offering and assuming that none of our outstanding
options are exercised, we will have outstanding             shares of common
stock, or             shares if the underwriters exercise their over-allotment
option in full. Of these outstanding shares,             shares, or       shares
if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act, except for shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Any shares purchased by our affiliates generally may be sold in compliance with Rule 144 as described below.

    The remaining       shares outstanding are "restricted securities" within
the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of our common stock.

    As of March 1, 2000, options for a total of 8,390,380 shares of common stock
had been granted under our 1997 stock incentive plan. Approximately       of
those options are vested and exercisable. Of those vested shares,       are
subject to 180-day lock-up agreements described below.

    We anticipate that our current stockholders will enter into lock-up agreements or other contractual restrictions providing that they will not offer, sell, contract to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation. As a result of these lock-up agreements and other contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, none of these shares will be resellable until 181 days after the date of this prospectus. Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release any portion of the securities subject to lock-up agreements or other contractual restrictions.

    In general, under Rule 144 as currently in effect, after the expiration of the lockup agreements, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which
      will equal approximately               shares immediately after this
      offering; or

    - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the six months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701 permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

    Following the closing of this offering, we intend to file a registration statement on Form S-8 to register shares of our common stock subject to outstanding options or reserved for future issuance under our 1997 stock incentive plan. As of March 1, 2000, options to purchase approximately 3,327,659 shares of our common stock were outstanding and approximately 2,036,538 shares of our common stock were reserved for future issuance under our 1997 stock incentive plan. This registration statement will automatically become effective upon filing. As a result, the common stock issued upon exercise of outstanding vested options, other than the common stock issued to our affiliates, will be available for immediate resale in the open market, subject to any applicable lock-up agreement.

    Following the closing of this offering, an aggregate of 1,433,864 shares of our common stock held by Anthony Craig, and 2,059,214 shares of our common stock held by Alex Mashinsky, will be deemed restricted securities. Both Mr. Craig and Mr. Mashinsky pledged these respective shares as security for loans from us to purchase this stock. Therefore, the shares will remain restricted until these loans have been fully paid.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ----------
Credit Suisse First Boston Corporation......................
FleetBoston Robertson Stephens Inc..........................
U.S. Bancorp Piper Jaffray Inc..............................

    Total...................................................
                                                              ==========

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to             additional shares from us at the initial public
offering price less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.

    The underwriters propose to offer the shares to the public initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a concession of $               per share. The
underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid by us............................        $                $                $                $
Expenses payable by us..................        $                $                $                $

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We, our officers and directors and several other stockholders have agreed that we will not:

    - offer, sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock;

    - file with the SEC a registration statement under the Securities Act relating to any additional shares of common stock or securities convertible into or exchangeable or exercisable for any of our common stock; or

    - publicly disclose the intention to make any such offer, sale, pledge, disposition or filing;

without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in the case of issuances by us upon the exercise of employee stock options outstanding on the date hereof.

    The underwriters have reserved for sale, at the initial public offering
price, up to             shares of the common stock for employees, directors and
certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

    We have applied to list our shares on The Nasdaq Stock Market's National
Market under the symbol "      ."

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between our management and representatives of the underwriters. The principal factors considered in determining the public offering price include:

    - the information in this prospectus and otherwise available to the underwriters;

    - the history and the prospects for the industry in which we will compete;

    - our management's ability;

    - the prospects for our future earnings;

    - the present state of our development and our current financial condition;

    - the general condition of the securities markets at the time of this offering; and

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

    These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Affiliates of each of Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray Inc. own shares of various series of our outstanding preferred stock and warrants to purchase shares of our common stock, all of which were acquired in private placements at the same prices as those paid by all other institutional investors that were participants in those private placements.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of our common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATION OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under Canadian securities laws; (ii) where required by law, that the purchaser is purchasing as principal and not as agent; and (iii) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION FOR ONTARIO PURCHASERS

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named in this prospectus may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or those persons. All or a substantial portion of the assets of the issuer and those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or those persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of our common stock offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Weil, Gotshal & Manges LLP, New York, New York, is acting as counsel to the underwriters in connection with this offering.

                                    EXPERTS

    The consolidated financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1, including its exhibits and schedules, under the Securities Act with respect to the shares to be sold in this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information about us or the shares to be sold in this offering. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where any contract or other document is an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved.

    We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. However, as a result of this offering, we will become subject to the informational requirements of the Securities Exchange Act. Accordingly, following this offering, we will file reports and other information with the SEC.

    You may read and copy the registration statement or any reports, statements or other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC Internet site (HTTP://WWW.SEC.GOV). In addition, reports, proxy statements and other information concerning Arbinet may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................    F-2

CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of December 31, 1998 and
    1999....................................................    F-3
  Consolidated Statements of Operations for the Years Ended
    December 31, 1997, 1998 and 1999........................    F-4
  Consolidated Statements of Stockholders' Equity
    (Deficiency) for the Years Ended
    December 31, 1997, 1998 and 1999........................    F-5
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1997, 1998 and 1999........................    F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Arbinet Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Arbinet Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the three years ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Arbinet
Holdings, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years ended December 31, 1999 in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP

New York, New York
March 8, 2000

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1999

                                                                    DECEMBER 31,          PRO FORMA
                                                              ------------------------   DECEMBER 31,
                                                                 1998         1999           1999
                                                              ----------   -----------   ------------
                                                                                         (UNAUDITED)
                                               ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $       --   $25,768,227   $10,414,763
Trade accounts receivable...................................          --       465,962
Other current assets........................................     161,988        71,393
Current assets of discontinued operations...................   2,740,064       794,498
                                                              ----------   -----------
Total current assets........................................   2,902,052    27,100,080
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization of $36,996 and $316,790, respectively........     868,662     3,266,296
LOAN RECEIVABLE--STOCKHOLDER................................          --       259,226
OTHER ASSETS................................................     171,280       470,243
OTHER ASSETS OF DISCONTINUED OPERATIONS.....................   1,265,803            --
                                                              ----------   -----------
Total assets................................................  $5,207,797   $31,095,845
                                                              ==========   ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Notes payable...............................................  $1,431,753   $        --
Capital lease obligations--current portion..................      22,216       191,797
Accounts payable............................................   1,071,976     1,607,526
Accrued expenses and other current liabilities..............     324,533     3,945,010
Loan payable--stockholder...................................     152,269            --
Current liabilities of discontinued operations..............   3,817,074     1,676,905
                                                              ----------   -----------
Total current liabilities...................................   6,819,821     7,421,238
CAPITAL LEASE OBLIGATIONS, less current portion.............      13,270       813,232
CAPITAL LEASE OBLIGATION OF DISCONTINUED OPERATIONS.........     186,671            --
                                                              ----------   -----------
Total liabilities...........................................   7,019,762     8,234,470
                                                              ----------   -----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK:
Series A-1, convertible preferred stock--redeemable, $0.001
  par value; 10,000,000 shares authorized, 0, 5,124,985 and
  0 shares outstanding at December 31, 1998, 1999 and pro
  forma, respectively.......................................          --     6,150,810            --
Series B, cumulative redeemable senior preferred stock,
  $0.001 par value; 12,000,000 shares authorized, 0,
  11,980,561 and 0 shares outstanding at December 31, 1998,
  1999 and pro forma, respectively..........................          --    15,182,365            --
Series C, cumulative convertible senior preferred
  stock--redeemable, $0.001 par value; 12,000,000 shares
  authorized, 0, 11,980,562 and 0 shares outstanding at
  December 31, 1998, 1999 and pro forma, respectively.......          --    15,182,366            --
COMMON STOCKHOLDERS' EQUITY (DEFICIENCY):
Common stock $.001 par value, 150,000,000 shares authorized,
  3,725,400, 8,966,797 and 26,471,013 shares issued and
  outstanding at December 31, 1998, 1999 and pro forma,
  respectively..............................................       3,725         8,967        26,471
Additional paid-in capital..................................     193,327     7,770,586    28,915,159
Deferred compensation.......................................    (134,438)   (4,655,295)   (4,655,295)
Accumulated deficit.........................................  (1,874,579)  (16,778,424)  (16,778,424)
                                                              ----------   -----------   -----------
Total common stockholders' equity (deficiency)..............  (1,811,965)  (13,654,166)    7,507,911
                                                              ----------   -----------   -----------
Total liabilities and stockholders' equity (deficiency).....  $5,207,797   $31,095,845
                                                              ==========   ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                           1997          1998           1999
                                                        -----------   -----------   ------------
REVENUES..............................................  $        --   $        --   $    649,393
COST OF REVENUES......................................           --            --      2,925,012
                                                        -----------   -----------   ------------
Gross profit (loss)...................................           --            --     (2,275,619)
                                                        -----------   -----------   ------------

COSTS AND EXPENSES:
Development expenses..................................      243,295       253,898      1,481,357
Sales and marketing expenses..........................      327,881       531,235      1,264,133
General and administrative expenses...................      970,153     1,476,877      5,159,580
Non-cash compensation and consulting services.........       20,751        40,384      1,794,270
Depreciation and amortization.........................           --        36,996        279,794
                                                        -----------   -----------   ------------
Total cost and expenses...............................    1,562,080     2,339,390      9,979,134
                                                        -----------   -----------   ------------
Loss from operations..................................   (1,562,080)   (2,339,390)   (12,254,753)

INTEREST AND OTHER INCOME (EXPENSE), net..............       (3,094)     (121,771)        49,994
                                                        -----------   -----------   ------------
Loss from continuing operations.......................   (1,565,174)   (2,461,161)   (12,204,759)

DISCONTINUED OPERATIONS:
Income (loss) from operations of discontinued
  Bellfax.............................................     (221,352)    2,061,330     (1,406,203)
Loss on disposal of Bellfax...........................           --            --     (1,292,883)
                                                        -----------   -----------   ------------
Income (loss) from discontinued operations............     (221,352)    2,061,330     (2,699,086)
                                                        -----------   -----------   ------------
    Net loss..........................................  $(1,786,526)  $  (399,831)  $(14,903,845)
                                                        ===========   ===========   ============

INCOME (LOSS) PER SHARE INFORMATION,
  BASIC AND DILUTED:
Continuing operations.................................  $     (0.42)  $     (0.66)  $      (2.37)
Discontinued operations...............................        (0.06)         0.55          (0.50)
                                                        -----------   -----------   ------------
    Net loss per share, basic and diluted.............  $     (0.48)  $     (0.11)  $      (2.87)
                                                        ===========   ===========   ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND
  DILUTED.............................................    3,725,400     3,725,400      5,422,278
                                                        ===========   ===========   ============
PRO FORMA INCOME (LOSS) PER SHARE INFORMATION, BASIC
  AND DILUTED (UNAUDITED):
Continuing operations.................................                              $      (1.14)
Discontinued operations
    Net loss per share, basic and diluted.............                                     (0.25)
                                                                                    ------------
                                                                                    $      (1.39)
                                                                                    ============
PRO FORMA WEIGHTED AVERAGE COMMON SHARES OUTSTANDING,
  BASIC AND DILUTED...................................                                10,696,717
                                                                                    ============

 The accompanying notes are an integral part of these consolidated statements.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                                                       RETAINED
                                                                                                       EARNINGS
                                                       COMMON STOCK       ADDITIONAL    DEFERRED       (ACCUMU-
                                                   --------------------    PAID-IN       COMPEN-        LATED)
                                                    SHARES      AMOUNT     CAPITAL       SATION        DEFICIT)        TOTAL
                                                   ---------   --------   ----------   -----------   ------------   ------------
BALANCE, January 1, 1997.........................  3,725,400    $3,725    $   8,120    $   (10,366)  $    311,778   $    313,257

Recognition of deferred compensation.............         --        --       33,728        (33,728)            --             --
Amortization of deferred compensation............         --        --           --         20,751             --         20,751
Net loss.........................................         --        --           --             --     (1,786,526)    (1,786,526)
                                                   ---------    ------    ----------   -----------   ------------   ------------
BALANCE, December 31, 1997.......................  3,725,400     3,725       41,848        (23,343)    (1,474,748)    (1,452,518)

Recognition of deferred compensation.............         --        --      151,479       (151,479)            --             --
Amortization of deferred compensation............         --        --           --         40,384             --         40,384
Net loss.........................................         --        --           --             --       (399,831)      (399,831)
                                                   ---------    ------    ----------   -----------   ------------   ------------
BALANCE, December 31, 1998.......................  3,725,400     3,725      193,327       (134,438)    (1,874,579)    (1,811,965)

Conversion of notes payable......................  1,278,182     1,278    1,478,722             --             --      1,480,000
Issuance of common stock.........................    734,647       735      309,265             --             --        310,000
Exercise of options..............................  3,228,568     3,229      118,187             --             --        121,416
Recognition of deferred compensation.............         --        --    5,880,156     (5,880,156)            --             --
Amortization of deferred compensation............         --        --           --      1,359,299             --      1,359,299
Options granted in consideration for
  consulting services............................         --        --      434,971             --             --        434,971
Accretion of redeemable preferred stock..........         --        --      (38,910)            --             --        (38,910)
Dividends on redeemable preferred stock..........         --        --     (605,132)            --             --       (605,132)
Net loss.........................................         --        --           --             --    (14,903,845)   (14,903,845)
                                                   ---------    ------    ----------   -----------   ------------   ------------
BALANCE, December 31, 1999.......................  8,966,797    $8,967    $7,770,586   $(4,655,295)  $(16,778,424)  $(13,654,166)
                                                   =========    ======    ==========   ===========   ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                           1997          1998           1999
                                                        -----------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..............................................  $(1,786,526)  $  (399,831)  $(14,903,845)
Adjustments to reconcile net loss to net cash used in
  continuing operating activities-
  (Income) loss from discontinued operations..........      221,352    (2,061,330)     2,699,086
  Depreciation and amortization.......................           --        36,996        279,794
  Amortization of deferred compensation...............       20,751        40,384      1,359,299
  Options granted in consideration for consulting
    services..........................................           --            --        434,971
  Non-cash interest...................................           --       131,753         48,247
  Changes in operating assets and liabilities--
    Trade accounts receivable.........................           --            --       (465,962)
    Other assets......................................     (191,015)     (142,253)      (208,368)
    Accounts payable..................................      329,552       111,043        326,783
    Accrued expenses and other current liabilities....       98,768       225,765      3,048,875
                                                        -----------   -----------   ------------
Net cash used in continuing operating activities......   (1,307,118)   (2,057,473)    (7,381,120)
                                                        -----------   -----------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment...................     (127,257)     (111,534)      (728,353)
Loan to stockholder, net..............................      150,112            --       (259,226)
                                                        -----------   -----------   ------------
Net cash provided by (used in) investing activities of
  continuing operations...............................       22,855      (111,534)      (987,579)
                                                        -----------   -----------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of notes payable.............................           --     1,300,000             --
Issuance of common stock..............................           --            --        371,416
Issuance of preferred stock...........................           --            --     35,871,499
Advances from stockholder, net........................       87,201        65,068       (152,269)
Payments of obligations under capital leases..........           --            --       (139,163)
                                                        -----------   -----------   ------------
Net cash provided by financing activities of
  continuing operations...............................       87,201     1,365,068     35,951,483
                                                        -----------   -----------   ------------
NET CASH PROVIDED BY (USED IN) DISCONTINUED
  OPERATIONS..........................................    1,197,062       803,939     (1,814,557)
                                                        -----------   -----------   ------------

Net increase in cash and cash equivalents.............           --            --     25,768,227

CASH AND CASH EQUIVALENTS, beginning of year..........           --            --             --
                                                        -----------   -----------   ------------
CASH AND CASH EQUIVALENTS, end of year................  $        --   $        --   $ 25,768,227
                                                        ===========   ===========   ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
Assets acquired under capital leases and other
  nonmonetary transactions............................  $        --   $   631,381   $  1,949,075
Conversion of notes payable into common stock.........           --            --      1,480,000
Non-cash stock issuance...............................           --            --         60,000

 The accompanying notes are an integral part of these consolidated statements.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    Arbinet Holdings, Inc. and subsidiaries ("Arbinet" or the "Company") operate an Internet-based business-to-business trading exchange through which telecommunications service providers can buy, sell and deliver to each other network capacity, expressed in minutes of available calling time, for international and domestic long-distance voice and fax calls. Physical delivery of traded capacity is made automatically through the Company's multi-port switch using software that it developed and a process that it patented. Arbinet handles all invoicing, collection and payment for trades effected on its exchange, evaluates and assumes the risk of the creditworthiness of each buyer, and provides continuous monitoring and on-line rating of the service quality of each seller's network.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Arbinet Holdings, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments, with original maturity dates of three months or less, to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

    Expenditures for repairs and maintenance are expensed as incurred while renewals and betterments are capitalized.

    During 1999, the Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which requires the capitalization of internal use software and other related costs under certain circumstances. The Company is implementing an enterprise-wide operational support system. External direct costs of materials and services and payroll costs of employees working solely on the application development stage of the project have been capitalized in accordance with SOP 98-1. Capitalized costs of the project will be amortized on a straight-line method over the estimated useful life of three years commencing with when the system is placed in service.

OTHER ASSETS

    Other assets include an investment in an affiliated company, in which the Company owns approximately 24% of the affiliated company's capital stock. The investment is stated at cost (approximately $45,000), as the Company has no significant influence over the operating and financial policies of this affiliated company.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) LONG-LIVED ASSETS

    The Company records its long-lived assets at cost. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Furthermore, the assets are evaluated for continuing value and proper useful lives by comparison to expected future cash projections. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying values has occurred as of December 31, 1999.

REVENUE RECOGNITION

    The Company generates revenues from minutes traded on its exchange and exchange fees. Revenues from minutes traded represent the price per minute for network capacity purchased by buyers through the Company's exchange. Revenues from exchange fees represent the amounts the Company charges sellers and buyers on a per minute basis for network capacity traded on its exchange.

    The Company records revenue from minutes traded because:

    (1) all traffic traded on its exchange is routed through its switch;

    (2) the Company is obligated to pay sellers for the minutes traded regardless of whether it ultimately collects from buyers; and

    (3) the Company is responsible for monitoring and routing the minutes to its exchange users in accordance with the quality and pricing criteria these users specify on the Company's exchange.

INCOME TAXES

    The Company adopted SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets amounts expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturity of these instruments. The carrying amounts of capital lease obligations approximate fair value.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CONCENTRATION OF CREDIT RISK

    Financial instruments which subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains cash with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions.

STOCK-BASED COMPENSATION

    The Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and elected to continue the accounting set forth in Accounting Policies Board No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and to provide the necessary pro forma disclosures as if the fair value method has been applied.

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from those estimates.

UNAUDITED PRO FORMA INFORMATION

    The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of Series A-1 convertible preferred stock and Series C cumulative convertible senior preferred stock into common stock as well as the redemption of Series B cumulative redeemable senior preferred stock concurrent with the closing of the Company's anticipated initial public offering ("IPO").

    The unaudited pro forma consolidated balance sheet as of December 31, 1999, reflects the conversion of Series A-1 and Series C preferred stock into common stock, as well as the redemption of Series B preferred stock.

    Pro forma net loss per share is calculated assuming conversion of Series A-1 and Series C preferred stock (including accumulated dividends thereon) into common stock upon the completion of the IPO.

PER SHARE DATA

    The Company adopted the provisions of SFAS No. 128, "Earnings per Share," which establishes new standards for computing and presenting earnings per share ("EPS"). The new standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities. All outstanding options, warrants and convertible preferred shares have been excluded from the calculation of diluted EPS, as they would be antidilutive.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) The following table reconciles the numerator and denominator for the calculation of EPS for the years ended December 31, 1997, 1998 and 1999:

                                            1997          1998          1999
                                         -----------   ----------   ------------
Numerator:
  Net loss.............................  $(1,786,526)  $ (399,831)  $(14,903,845)
  Dividends on redeemable preferred
    stock..............................           --           --       (605,132)
  Accretion of redeemable preferred
    stock..............................           --           --        (38,910)
                                         -----------   ----------   ------------
  Net loss available to common
    shareholders.......................  $(1,786,526)  $ (399,831)  $(15,547,887)
                                         ===========   ==========   ============
Denominator:
  Weighted average common shares
    outstanding, basic and diluted.....    3,725,400    3,725,400      5,422,278
                                         ===========   ==========   ============
  Options, warrants and convertible
    preferred shares excluded..........    1,103,909    1,314,769     21,072,033
                                         ===========   ==========   ============

    Pro forma net loss per share for the year ended December 31, 1999 is calculated assuming conversion of the convertible preferred stock and accumulated dividends thereon into common stock in connection with the IPO as follows:

                                                                  1999
                                                              ------------
Numerator--Pro forma:
  Net loss available to common shareholders.................  $(15,547,887)
  Dividends on redeemable preferred stock...................       605,132
  Accretion of redeemable preferred stock...................        38,910
                                                              ------------
  Pro forma net loss........................................  $(14,903,845)
                                                              ============
Denominator--Pro forma:
  Weighted average common shares outstanding, basic and
    diluted.................................................     5,422,278
  Assumed conversion of redeemable convertible preferred
    stock...................................................     4,875,770
  Preferred stock dividends.................................       398,669
                                                              ------------
  Pro forma basic and diluted weighted average shares
    outstanding.............................................    10,696,717
                                                              ============
  Pro forma net loss per share basic and diluted............  $      (1.39)
                                                              ============

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not currently engage in derivative activity and does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

2. DISCONTINUED OPERATIONS

    In October 1999, the Company ceased the operations of Bellfax, Inc. ("Bellfax"), a wholly-owned subsidiary. Bellfax was engaged in sales and rental of telecommunication equipment and operating international routes. Bellfax's operations focused on the transfer of telecommunications capacity in specific markets for an individual telecommunications company, using Bellfax's proprietary software and network infrastructure. Accordingly, Bellfax has been accounted for as discontinued operations. The accompanying financial statements have been restated to report separately the assets, liabilities, operating results and net cash flows of these discontinued operations. Loss from the disposal of Bellfax includes write-downs of certain assets and operating losses expected to occur before the completion of Bellfax's disposal. Summarized financial information for the discontinued operations is as follows:

                                                 YEARS ENDED DECEMBER 31,
                                          --------------------------------------
                                             1997         1998          1999
                                          ----------   -----------   -----------
Revenues................................  $6,061,061   $13,238,405   $ 2,244,867
Net income (loss).......................    (221,352)    2,061,330    (2,699,086)

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Current assets.....................................  $ 2,740,064   $   794,498
Other assets.......................................    1,265,803            --
                                                     -----------   -----------
    Total assets...................................    4,005,867       794,498
                                                     -----------   -----------
Current liabilities................................   (3,817,074)   (1,676,905)
Other liabilities..................................     (186,671)           --
                                                     -----------   -----------
    Total liabilities..............................   (4,003,745)   (1,676,905)
                                                     -----------   -----------
    Net assets (liabilities) of discontinued
      operations...................................  $     2,122   $  (882,407)
                                                     ===========   ===========

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31, 1998 and 1999:

                                                                            ESTIMATED
                                       1998        1999                    USEFUL LIFE
                                     --------   ----------   ---------------------------------------
Telecommunications equipment and                             3-5 years
  software.........................  $905,658   $3,132,256
Furniture and fixtures.............        --      256,775   5-7 years
Leasehold improvements.............        --      194,055   Shorter of term of lease or useful life
                                     --------   ----------
                                      905,658    3,583,086
Less accumulated depreciation and
  amortization.....................   (36,996)    (316,790)
                                     --------   ----------
Property and equipment, net........  $868,662   $3,266,296
                                     ========   ==========

    Property and equipment include equipment under capital lease of $1,015,757 (net of accumulated depreciation of $112,862) in 1999 and $15,290 in 1998.

    Certain leased assets of the Company are used as security for the related lease obligations.

    Depreciation and amortization expenses for the years ended December 31, 1997, 1998 and 1999 were $0, $36,996 and $279,794, respectively.

4. LOAN RECEIVABLE/PAYABLE--STOCKHOLDER

    The loan receivable to a principal stockholder bears interest at 8% per annum and is due on the earlier of (i) December 2, 2002, and (ii) 60 days following the termination of this stockholder's, employment agreement with the Company. The loan is secured by shares issued to this stockholder.

    The loan payable to a principal stockholder bears interest at 12% per annum and is due on demand. The loan was fully paid in 1999. In January 1999, the Company issued 674,647 shares of Common Stock to retire accrued interest to this stockholder. Based on the fair value of the stock issued, additional compensation of approximately $40,000 was recorded in 1998.

5. NOTES PAYABLE

    During 1998, the Company borrowed $1,500,000 from another corporation ("lender"). Under the terms of the agreement, borrowings by the Company bore interest at 12% per annum and were due April 29, 2001. The lender also had an option to convert the debt into common stock of the Company. In addition to the borrowings, the Company owed the lender certain amounts for telecommunication charges. During April 1999, the parties entered into a settlement agreement, according to which the total obligation of the Company to the lender at the date of the settlement was $2,200,000. The Company paid $1,800,000 to the lender and the remaining portion of the obligation was satisfied by the issuance of 577,500 shares of the Company's common stock.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

    In March 1998, the Company borrowed $900,000 from a former director and another individual. The borrowings bore interest at a rate of 12% per annum and were due March 27, 1999. The outstanding principal balances were convertible into a maximum of 4.5% of the outstanding common stock of the Company, at the date of conversion. In addition, the lenders were to receive warrants to purchase additional shares of common stock of the Company, upon conversion, at an exercise price of $0.09 per share. On April 19, 1999, the obligation and accrued interest thereon of $1,080,000 were converted into 700,682 shares of the Company's common stock. In addition, at the date of conversion, the lenders received options to purchase 173,114 shares of the Company's common stock at an exercise price of $0.09 per share. The options are exercisable immediately.

    Interest expense on the above obligations aggregated approximately $180,000 and $145,000 during 1998 and 1999, respectively.

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    Accrued expenses and other current liabilities consist of the following:

                                                         AS OF DECEMBER 31,
                                                        ---------------------
                                                          1998        1999
                                                        --------   ----------
Accrued settlement costs(*)...........................  $     --   $2,000,000
Accrued capital expenditures..........................        --      832,518
Accrued telecommunication costs.......................        --      343,270
Accrued professional fees.............................    40,000      311,344
Other.................................................   284,533      457,878
                                                        --------   ----------
                                                        $324,533   $3,945,010
                                                        ========   ==========

------------------------
(*) Certain stockholders previously asserted claims against the Company relating to, among other things, their rights under options granted to them. The Company has settled all such claims and has established a reserve in the amount of approximately $2,000,000 for accrued settlement costs. This amount has been reflected as of December 31, 1999.

7. STOCKHOLDERS' EQUITY

    On April 5, 1999, the Board of Directors approved a 35 for 1 stock split. All share and per share data was restated in order to reflect such split retroactively.

    On March 7, 2000, the Company amended its certificate of incorporation to increase the amount of authorized common stock, par value $.001 per share, from 40,000,000 to 150,000,000 shares. In addition, the Company is authorized to issue 40,000,000 shares of preferred stock, par value $.001 per share. Of these shares of preferred stock, the Company designated 10,000,000 shares as Series A preferred stock, 12,000,000 shares as Series B preferred stock, 12,000,000 shares as Series C preferred stock and 3,000,000 shares as Series D preferred stock. The amendment also allows for the Board of Directors to designate the remaining undesignated preferred stock in any manner they may determine.

PREFERRED STOCK

    The holders of shares of preferred stock are entitled to preference in liquidation and to a cumulative dividend at a rate of 8% per annum.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

7. STOCKHOLDERS' EQUITY (CONTINUED)
    On April 15, 1999, the Company issued, in a private placement, an aggregate of 5,124,985 shares of Series A-1 preferred stock at an aggregate price of $6,000,000. Based on the Company's amended certificate of incorporation, the Series A-1 shares are redeemable upon the earlier of (i) the closing of the IPO, or (ii) November 24, 2004. Series A-1 shares are also convertible into shares of common stock at any time after the date of issuance at the option of the holder and are automatically convertible into shares of common stock upon the IPO.

    On September 30, 1999, the Company issued in a private placement 1,259,659 shares of Series A-2 preferred stock at an aggregate price of $2,350,000. In connection with the preferred stock issuance, the Company issued warrants to purchase 772,163 of the Company's common stock at an exercise price of $0.05 per share. On November 24, 1999, the Company entered into a restructuring agreement with the A-2 stockholders, according to which the Company repurchased the aforementioned securities and issued in return Series B and C preferred stock. Under the restructuring agreement, the Company issued the A-2 stockholders warrants to purchase 184,924 shares of the Company's common stock at an exercise price of $0.05 per share. The warrants are exercisable at any time prior to November 24, 2004, and are automatically terminated upon the IPO.

    On November 24, 1999, the Company issued 11,980,561 shares of Series B preferred stock and 11,980,562 shares of Series C preferred stock at an aggregate price of $30,449,796. The Series B shares are redeemable upon the earlier of (i) the closing of an IPO, or (ii) November 24, 2004. The Series C shares have the same redemption rights as Series B shares. Series C shares are also convertible into shares of common stock at any time after the date of issuance at the option of the holder and are automatically convertible into shares of common stock upon the IPO.

    Shares issued and outstanding of each series of the preferred stock through December 31, 1999, are as follows:

                                         SERIES A-1    SERIES B      SERIES C
                                         ----------   -----------   -----------
Balance, December 31, 1998.............  $       --   $        --   $        --
    Issued, net of issuance costs......   5,770,850    15,050,324    15,050,325
    Accretion-
      Accrued dividends................     348,000       128,566       128,566
      Amortization of issuance costs...      31,960         3,475         3,475
                                         ----------   -----------   -----------
Balance, December 31, 1999.............  $6,150,810   $15,182,365   $15,182,366
                                         ==========   ===========   ===========

8. STOCK COMPENSATION

    The Company has established a stock incentive plan (the "Plan") which provides the granting of up to 10,426,918 options to officers, employees, directors, and consultants of the Company to purchase shares of its common stock within prescribed periods. As of December 31, 1999, 3,416,788 options were available for future grants.

    The Company applies APB No. 25 and related interpretations in accounting for its Plan. Accordingly, compensation cost has been recognized for stock option plan based on the intrinsic value of the option at the date of grant. The compensation cost that has been charged for stock options was $20,751, $40,384 and $1,794,270 for the years ended December 31, 1997, 1998 and 1999. If

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

8. STOCK COMPENSATION (CONTINUED)
compensation cost for the Company's plan had been determined based on the fair value at the grant dates, consistent with SFAS No. 123, the Company's net loss would have remained unchanged.

    A summary of the Company's stock options activity during 1997, 1998 and 1999 is presented below:

                                                       WEIGHTED               WEIGHTED                WEIGHTED
                                                       AVERAGE                AVERAGE                 AVERAGE
                                                       EXERCISE               EXERCISE                EXERCISE
                                             1997       PRICE       1998       PRICE        1999       PRICE
                                           ---------   --------   ---------   --------   ----------   --------
Outstanding, beginning of year...........    917,840    $3.25     1,103,909    $2.72      1,314,749    $2.30
  Granted................................    186,069     0.07       210,840     0.10      5,847,722     0.11
  Exercised..............................         --                     --              (3,228,568)    0.04
  Forfeited..............................         --                     --                (152,341)    0.10
                                           ---------              ---------              ----------
Outstanding, end of year.................  1,103,909    $2.72     1,314,749    $2.30      3,781,562    $0.92
                                           =========    =====     =========    =====     ==========    =====
Options exercisable at year-end..........    764,437    $3.89       862,087    $3.46      2,658,235    $1.25
                                           =========    =====     =========    =====     ==========    =====
Weighted average fair value of options
  granted during the year................  $    0.30              $    0.68              $     0.92
                                           =========              =========              ==========

    The fair market value of each option grant for all years presented has been estimated on the date of grant using the Black-Scholes Option Pricing Model with the following assumptions:

Expected option lives.......................................  4 years
Risk-free interest rates....................................  6%
Expected volatility.........................................  0%
Dividend yield..............................................  0%

    The following table summarizes information with respect to stock options outstanding and exercisable at December 31, 1999:

                                            WEIGHTED
                                             AVERAGE
                                          REMAINING ON       WEIGHTED                       WEIGHTED
         RANGE OF             NUMBER       CONTRACTUAL       AVERAGE         NUMBER         AVERAGE
      PRICE EXERCISE        OUTSTANDING       LIFE        EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
--------------------------  -----------   -------------   --------------   -----------   --------------
0.01......................     159,163        2.37             0.01           146,037         0.01
0.09......................     173,114        4.50             0.09           173,114         0.09
0.11......................   1,297,120        4.23             0.11           478,693         0.11
0.25......................   1,438,865        4.90             0.25         1,147,091         0.25
4.17......................     713,300        2.00             4.17           713,300         4.17
                             ---------                                      ---------
                             3,781,562                                      2,658,235
                             =========                                      =========

9. COST OF REVENUES

    Cost of revenues consist of the following:

                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                  --------------------------------
                                                    1997       1998        1999
                                                  --------   --------   ----------
Minute and port costs...........................   $   --     $   --    $1,556,965
Payroll and related expenses....................       --         --       860,284
Other...........................................       --         --       507,763
                                                   ------     ------    ----------
                                                   $   --     $   --    $2,925,012
                                                   ======     ======    ==========

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

10. INCOME TAXES

    The Company files its federal income tax returns on a consolidated basis and has selected September 30 as its income tax reporting year-end.

    At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $13.0 million. Such losses can be utilized against future taxable income and expire primarily between 2012 and 2019. Under
Section 382 of the Internal Revenue Code, these losses may be limited due to ownership changes.

    A full valuation allowance of approximately $7.0 million has been provided on the deferred tax asset associated mainly with the loss carryforwards since the Company has no assurance of realizing such asset.

11. 401(K) PLAN

    During 1998 the Company began sponsoring the Arbinet Holdings, Inc. 401(k) Plan (the "401(k) Plan"), a defined contribution plan. The Company contributions under the 401(k) Plan computed at 10% of an employee's gross compensation subject to certain limits. Contributions in 1997, 1998 and 1999 were approximately $0, $1,000 and $10,000.

12. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

    The Company is a party to certain litigation and regulatory proceedings arising in the ordinary course of business. In the opinion of management, based upon the advice of the Company's counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

OPERATING LEASES

    The Company leases office facilities under operating leases expiring through 2010. Aggregate future minimum rental payments are as follows:

YEAR ENDING DECEMBER 31:
------------------------
2000........................................................  $  529,348
2001........................................................     467,757
2002........................................................     583,149
2003........................................................     569,691
2004........................................................     591,398
Thereafter..................................................   3,834,242
                                                              ----------
                                                              $6,575,585
                                                              ==========

    Rent expense for the years ended December 31, 1997, 1998 and 1999, was approximately $100,000, $220,000 and $180,000.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
CAPITAL LEASES

    The Company leases certain equipment under capital leases which expire at various dates through 2004.

    The minimum future lease obligations as of December 31, 1999, under these noncancelable capital leases are approximately as follows:

YEAR ENDING DECEMBER 31:
------------------------
2000........................................................  $  328,595
2001........................................................     320,288
2002........................................................     306,065
2003........................................................     297,056
2004........................................................     102,092
                                                              ----------
                                                               1,354,096
Less amounts representing interest and executory costs......    (349,067)
                                                              ----------
Present value of minimum lease payments.....................   1,005,029
Less current portion........................................    (191,797)
                                                              ----------
Long-term obligations under capital leases..................  $  813,232
                                                              ==========

13. AGREEMENTS WITH RELATED PARTIES

    The Company has an employment agreement with a principal stockholder which expires December 2, 2001. The agreement provides for annual base compensation of $200,000.

    On April 1, 1999, the Company issued to a principal stockholder options to purchase 2,647,561 of the Company's common stock at a price of $0.01 per share. The options are exercisable immediately. The options and any underlying shares are subject to a right of repurchase by the Company upon termination of the employment agreement. Such repurchase right lapses at the rate of 1/36th per month.

    The Company has an employment agreement with its chairman of the board, chief executive officer and president. The agreement provides for annual base compensation of $300,000 which will increase to $350,000 upon the IPO. In addition, the agreement grants the officer options to purchase 1,147,091 shares of the Company's common stock at a price $0.254 per share. The options and any underlying shares are subject to a right of repurchase by the Company upon termination of the employment agreement. Such repurchase right will lapse at the rate of 1/48th per month. The agreement also provides the officer with the right to purchase 286,773 shares of the Company's common stock at a price of $0.254 per share. The options and the underlying shares are subject to a right of repurchase by the Company upon termination of the employment agreement. The repurchase right expires (i) 50% upon implementation of the Company's back office systems and (ii) 50% upon completion of the IPO.

    On May 24, 1999, the Company granted the officer options to purchase 313,772 shares of the Company's common stock at a price of $0.11 per share. The options vested over a four-month period.

    During 1999 the Company entered into a consulting agreement with an affiliated company. Consulting fees in 1999 were approximately $1.0 million.

                    ARBINET HOLDINGS, INC. AND SUBSIDIARIES

14. SUBSEQUENT EVENTS

    On March 7, 2000, the Company issued 2,120,228 shares of Series D preferred stock for an aggregate price of approximately $41.0 million. Series D shares are convertible into shares of common stock at any time after the date of issuance at the option of the holder and are automatically convertible into shares of common stock upon the IPO.

    Subsequent to December 31, 1999, the Company entered into a 15-year lease agreement for an additional facility. Minimum base rent under this agreement amounted to approximately $14.0 million.

    Subsequent to December 31, 1999, the Company entered into several employment agreements with certain officers. The agreements provide for annual base compensation including "sign-on" bonuses of approximately $800,000 in aggregate. These agreements also provide for the grant of options to purchase 800,000 shares of the Company's common stock at an exercise price of $0.25. In addition, the Company granted to other new and existing employees options to purchase approximately 600,000 shares of the Company's common stock at an exercise price of $0.25. Based upon preliminary estimates, the Company expects to record an amount in excess of $10 million for additional deferred compensation in connection with these options, which will be amortized over the vesting period of such options.

                                 [ARBINET LOGO]

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Common Stock being registered, all of which will be paid by the Registrant. All amounts are estimates except the registration fee and the NASD filing fee.

Registration fee............................................  $30,360
NASD filing fee.............................................   12,000
Nasdaq National Market listing fee..........................
Blue Sky fees and expenses..................................     *
Accounting fees and expenses................................     *
Legal fees and expenses.....................................     *
Transfer agent and registrar fees...........................     *
Printing and engraving expenses.............................     *
Miscellaneous expenses......................................
                                                              -------
      Total.................................................  $  *
                                                              =======

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or business, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides: (i) that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; (ii) that indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled;
(iii) and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Section 102(b)(7) of the DGCL provides certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for money damages for breach of fiduciary duty as director. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Arbinet's Certificate of Incorporation contains such a provision.

    Arbinet's certificate of incorporation and bylaws provide that Arbinet shall indemnify officers and directors and, to the extent permitted by the board of directors, employees and agents of Arbinet, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the bylaws permit the board of directors to authorize Arbinet to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of Arbinet arising out of his capacity as such.

    Prior to completion of this offering, Arbinet and each of its directors will enter into an indemnification agreement. The indemnification agreements will provide that Arbinet will indemnify the directors to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware and by the certificate of incorporation and the bylaws.

    Reference is made to the proposed form of Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement for information concerning indemnification arrangements among Arbinet and the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On April 15, 1999, we completed the private placement of an aggregate of 5,124,985 shares of Series A-1 preferred stock for a total purchase price of $6.0 million. Investors included Communications Ventures III, L.P., Communications Ventures III CEO & Entrepreneurs' Fund, L.P., Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P., Credit Suisse First Boston Bedrock Fund, L.P., and Internet Capital Group, Inc. The private placement was exempt from registration under the Securities Act in reliance upon the exemption provided by Section 4(2) under that Act.

    On September 30, 1999, we amended the purchase agreement entered into on April 15, 1999, and completed the private placement of 1,259,659 shares of Series A-2 preferred stock and 722,163 warrants to purchase common stock for a total purchase price of approximately $2.3 million. Investors included Communications Ventures III, L.P., Communications Ventures III CEO & Entrepreneurs' Fund, L.P., Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P., Credit Suisse First Boston Bedrock Fund, L.P., Internet Capital Group, Inc. and Robert Stavis. The private placement was exempt from registration under the Securities Act in reliance upon the exemption provided by
Section 4(2) under that Act.

    On December 2, 1999, we completed the private placement of 11,980,561 shares of Series B cumulative redeemable senior preferred stock and 11,980,562 shares of Series C cumulative convertible senior preferred stock for a total purchase price of approximately $30.5 million. Investors included

Communications Ventures III, L.P., Communications Ventures III CEO & Entrepreneurs' Fund, L.P., Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P., Credit Suisse First Boston Bedrock Fund, L.P., Internet Capital Group, Inc., J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., CB Capital Investors, L.P., BancBoston Ventures Inc., Robert Stavis, Bayview I, L.P., Bayview II, L.P., Belfrey Partners, L.P. and Augusta Partners L.P. The private placement was exempt from registration under the Securities Act in reliance upon the exemption provided by Section 4(2) under that Act.

    On March 7, 2000, we completed the private placement of 2,120,228 shares of Series D preferred stock for a total purchase price of approximately
$41.0 million. Strategic investors included Van Wagoner Capital Management, Breakaway Capital, investors affiliated with Amerindo Investment
Advisors, Inc., Communications Ventures III, L.P., Communications Ventures III CEO & Entrepreneurs' Fund, L.P., Credit Suisse First Boston Bedrock Fund, L.P., Bedrock Capital Partners I, L.P., Internet Capital Group, Inc., J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., CB Capital Investors, L.P., BancBoston Ventures Inc., Robert Stavis, Belfrey Partners, L.P. and Augusta Partners L.P. The private placement was exempt from registration under the Securities Act in reliance upon the exemption provided by Section 4(2) under that Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


1.1    Form of Underwriting Agreement.*
3.1    Form of Restated Certificate of Incorporation of the
       Registrant to be in effect after the closing of the offering made under this Registration Statement.*
3.2 Form of Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration
       Statement.
4.1    Form of certificate evidencing shares of Common Stock.
5.1 Opinion of Paul, Hastings, Janofsky & Walker LLP regarding the legality of the shares being registered.*
10.1 Form of Indemnification Agreement between the Registrant and each of its directors and officers.*
10.2   Amended and Restated 1997 Stock Incentive Plan.
10.3   Employment Agreement dated as of December 3, 1999 between
       Arbinet Holdings, Inc. and Anthony L. Craig.
10.4   Employment Agreement dated as of December 27, 1999 between
       Arbinet Holdings, Inc. and Robert S. Vaters.
10.5   Employment Agreement dated as of January 6, 2000 between
       Arbinet Holdings, Inc. and Neil A. Torpey.*
10.6   Employment Agreement dated as of February 18, 2000 between
       Arbinet Holdings, Inc. and Norris M. Hall, III.*
10.7   Amended and Restated Employment Agreement dated as of
       December 2, 1999 between Arbinet Holdings, Inc. and Alex
       Mashinsky.
10.8   Form of Arbinet Global Clearing Network Member Agreement.
10.9   Form of Employment, Nondisclosure and Assignment of
       Inventions Agreement of Arbinet Holdings, Inc.
10.10 Form of Stock Option Agreement dated as of January 1, 2000 between Arbinet Holdings, Inc. and Robert S. Vaters.
10.11  Stock Option Agreement dated as of May 24, 1999 between
       Arbinet Holdings and Anthony L. Craig.
10.12  Stock Option Agreement dated as of April 14, 1999 between
       Arbinet Holdings, Inc. and Alex Mashinsky.*


10.13  Stock Option Agreement dated as of January 6, 2000 and
       Arbinet Holdings, Inc. and Neil A. Torpey.*
10.14 Management Rights Agreement dated as of March 7, 2000 between Arbinet Holdings, Inc. and Communications Ventures
       III, L.P.*
10.15 Global Purchase Agreement dated as of October 20, 1999 between Arbinet Holdings Corp. and Nortel Networks, Inc.
10.16  Series D Convertible Senior Preferred Stock Purchase
       Agreement dated as of March 7, 2000 between Arbinet
       Holdings, Inc., the Series D Investors, SBIC Investors and the Other Investors.*
10.17 Series B and C Senior Preferred Stock Purchase Agreement dated November 24, 1999 between Arbinet Holdings, Inc., J.P.
       Morgan Investment Corporation, Sixty Wall Street SBIC Fund,
       L.P., CB Capital Investors, L.P., Banc Boston
       Ventures, Inc. and the Other Investors.
10.18 Amendment to Series A Preferred Stock Purchase Agreement dated as of September 30, 1999 between Arbinet
       Holdings, Inc., the Investors and the New Investors.*
10.19  Series A Preferred Stock Purchase Agreement dated as of
       April 15, 1999 between Arbinet Holdings, Inc.,
       Communications Ventures III, L.P., Communications Ventures
       III CEO & Entrepreneurs' Fund, L.P., Internet Capital
       Group, Inc., Bedrock Capital Partners I, L.P., VBW Employee
       Bedrock Fund, L.P. and Credit Suisse First Boston Bedrock
       Fund, L.P.
10.20 Second Amended and Restated Investors' Rights Agreement dated March 7, 2000 between Arbinet Holdings, Inc. and
       Communications Ventures III, L.P.*
10.21  Second Amended and Restated Co-Sale and Right of First
       Refusal Agreement dated as of March 7, 2000 between Arbinet
       Holdings, Inc. and certain parties thereto.*
10.22  Second Amended and Restated Voting Agreement dated as of
       March 7, 2000 between Arbinet Holdings, Inc. and the signatories thereto.*
10.23  Agreement of Lease dated as of September 30, 1999 between
       Arbinet Communications, Inc. and Broad Financial Center
       LLC.*
10.24  Consulting Agreement dated February 9, 2000 between Arbinet
       Holdings, Inc. and PricewaterhouseCoopers L.L.P.
10.25  Consulting Agreement dated as of July 8, 1999 between
       Arbinet Holdings, Inc. and Breakaway Solutions, Inc.
21.1   Subsidiaries of the Company.
23.1   Consent of Arthur Andersen LLP, Independent Auditors.
23.2   Consent of Paul, Hastings, Janofsky & Walker LLP (see
       Exhibit 5.1).*
24.1   Power of Attorney (see page II-6).
27.1   Financial Data Schedule.

*   To be filed by amendment.

(b) Financial Statement Schedules

    Not applicable.

ITEM 17. UNDERTAKINGS.

    The Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 10, 2000.

                                                       ARBINET HOLDINGS, INC.

                                                       By:     /s/ ROBERT S. VATERS
                                                               ----------------------------------------
                                                               Name: Robert S. Vaters
                                                               Title: Executive Vice President and
                                                                        Chief Financial Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Vaters and Neil A. Torpey and each of them his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----
                                                       Chairman of the Board, Chief
                /s/ ANTHONY L. CRAIG                     Executive Officer and
     -------------------------------------------         President (Principal          March 10, 2000
                  Anthony L. Craig                       Executive Officer)

                 /s/ ALEX MASHINSKY
     -------------------------------------------       Vice Chairman, Founder and      March 10, 2000
                   Alex Mashinsky                        Director

                                                       Executive Vice President and
                /s/ ROBERT S. VATERS                     Chief Financial Officer
     -------------------------------------------         (Principal Financial and      March 10, 2000
                  Robert S. Vaters                       Accounting Officer)

              /s/ DOUGLAS A. ALEXANDER
     -------------------------------------------       Director                        March 10, 2000
                Douglas A. Alexander

                  /s/ PHILIP SUMME
     -------------------------------------------       Director                        March 10, 2000
                    Philip Summe

               /s/ PAUL G. THEUNISSEN
     -------------------------------------------       Director                        March 10, 2000
                 Paul G. Theunissen

             /s/ ROLAND A. VAN DER MEER
     -------------------------------------------       Director                        March 10, 2000
               Roland A. Van der Meer